EXHIBIT 2.1
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
     AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of February 15, 2006 (this “Agreement”), by and among Placer Sierra Bancshares, a California corporation (“Parent”), and Southwest Community Bancorp, a California corporation (the “Company”).
     WHEREAS, the Company operates as a one-bank holding company for its wholly-owned Subsidiary, Southwest Community Bank, a California state-chartered bank (the “Company Bank”);
     WHEREAS, Parent operates as a one-bank holding company for its wholly-owned Subsidiary, Placer Sierra Bank, a California state-chartered bank (the “Parent Bank”);
     WHEREAS, the respective Boards of Directors of Parent and the Company deem it advisable and in the best interests of their respective corporations and shareholders to effect the acquisition of Company and Company Bank by Parent, subject to the terms and conditions herein, by means of a merger (the “Holding Company Merger”) of Company with and into Parent in accordance with the Agreement of Merger, in the form of Exhibit A hereto (the “Agreement of Merger”) and in accordance with the applicable provisions of California General Corporation Law (the “CGCL”);
     WHEREAS, the Holding Company Merger is intended to qualify as a tax-free reorganization within the meaning of the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to the exchange of Company Common Stock for shares of Parent common stock to be issued in connection with the Holding Company Merger;
     WHEREAS, as an inducement for each party to enter into this Agreement, each of the directors of the Company set forth on Exhibit B hereto (the “Company Affiliated Shareholders”), who have the power to vote the number of the issued and outstanding shares of voting stock of the Company set forth opposite their respective names on Exhibit B hereto, and each of the directors of Parent set forth on Exhibit C hereto (the “Parent Affiliated Shareholders”), who have the power to vote the respective number of shares of the issued and outstanding voting stock of Parent set forth opposite their respective names on Exhibit C hereto, have executed and delivered to Parent and the Company, respectively, agreements in the form of Exhibit D-1 and Exhibit D-2 (each a “Voting Agreement” and collectively, the “Voting Agreements”), providing that, among other things, the Company Affiliated Shareholders and Parent Affiliated Shareholders will, subject to the terms and conditions therein, vote their Company Shares and Parent Shares, respectively, in favor of the Holding Company Merger; and
     WHEREAS, as an inducement for Parent to enter into this Agreement, each of the directors of the Company identified on Schedule E-1, have executed and delivered to Parent agreements in the form of Exhibit E-1 hereto (each a “Noncompetition Agreement” and collectively, the “Noncompetition Agreements”) and each of the executive officers of the Company or Company Bank identified on Schedule E-2 have executed and delivered to Parent agreements in the form of Exhibit E-2 (each a “Nonsolicitation Agreement” and collectively, the “Nonsolicitation Agreements”) providing, that, among other things, such person will, following the Holding Company Merger, subject to the terms and conditions therein, refrain from competing with the Surviving Corporation and the Surviving Bank, as defined below, or soliciting customers or prospective customers from the Surviving Bank, as the case may be.
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
The Merger
     Section 1.1. The Holding Company Merger. Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the CGCL, at the Effective Time the Company shall be merged with and into the Parent. As a result of the Holding Company Merger, the separate corporate existence of the Company shall cease and the Parent shall continue as the surviving corporation of the Holding Company Merger (sometimes referred to as the “Surviving Corporation”) pursuant to the laws of the state of California.
     Section 1.2. Closing. The consummation of the Holding Company Merger (the “Closing”) shall take place as soon as reasonably practicable but in no event later than the tenth (10th) Business Day immediately after: (i) the satisfaction or waiver of the conditions set forth in Articles VIII, IX and X, respectively (excluding conditions that, by their nature, cannot be satisfied until, but will be satisfied or waived as of, the Closing Date) and (ii) the expiration of the time period for determining which Company Shares are eligible to be Company Perfected Dissenting Shares as provided in Section 1302 of the CGCL, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the actual date of the Closing being referred to herein as the “Closing Date”). The Closing shall be held at the offices of Manatt, Phelps & Phillips, LLP, 1001 Page Mill Road, Palo Alto, California 94304, unless another place is agreed to in writing by the parties hereto. On the Closing Date, the parties hereto shall cause the Holding Company Merger to be consummated by filing a copy of the Agreement of Merger with the Secretary of State of California, duly executed, together with the officers’ certificates prescribed by Section 1103 of the CGCL. The Holding Company Merger shall become effective on the Closing Date when the Agreement of Merger and officers’ certificates have been duly filed with the Secretary of State of California (the date and time of such filing, or if another date and time is specified in such filing, such specified date and time, being the “Effective Time”).
     Section 1.3. Effect of the Holding Company Merger. At the Effective Time, the effect of the Holding Company Merger shall be as provided in the provisions of the CGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and the Parent shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Parent shall become the debts, liabilities and duties of the Surviving Corporation.
     Section 1.4. Articles of Incorporation; Bylaws. At the Effective Time, the Articles of Incorporation and Bylaws of the Surviving Corporation shall be the Articles of Incorporation and Bylaws of Parent as they exist immediately before the Effective Time, and in each case until thereafter changed or amended as provided therein or pursuant to applicable Law.
     Section 1.5. Directors and Officers of Surviving Corporation. At the Effective Time, the initial directors of the Surviving Corporation shall be the directors of Parent, Frank Mercardante and Allan Arendsee (the “New Directors”), each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation. The initial officers of the Surviving Corporation shall be the officers of Parent, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.
     Section 1.6. The Bank Merger. Parent and the Company anticipate that, after the Effective Time, the Company Bank will merge with and into the Parent Bank (the “Bank Merger”) with Parent Bank surviving (the “Surviving Bank”). The Bank Merger shall occur at such time after the Effective

Time of the Holding Company Merger, and pursuant to the Agreement of Bank Merger in the form of Exhibit F hereto (the “Agreement of Bank Merger”) or such other agreement as Parent shall determine, in Parent’s sole discretion.
     Section 1.7. Reservation of Right to Revise Transaction. Subject to the Company’s prior written consent (which consent shall not be unreasonably withheld), Parent may change the method of effecting the Holding Company Merger and the Bank Merger to the extent permitted by applicable law; provided, however, that no such change shall (a) adversely alter or change the amount or form of the Merger Consideration to be paid to the Company’s Shareholders, (b) materially impede or delay the consummation of the Holding Company Merger or (c) adversely affect the tax treatment of Company Shareholders as a result of receiving the Merger Consideration.
     Section 1.8. Additional Actions. If, at any time after the Effective Time, Parent shall consider or be advised that any further deeds, assignments or assurances or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record, or otherwise, in Parent its right, title, or interest in, to or under any of the rights, properties or assets of Company or (b) otherwise carry out the purposes of this Agreement, Company hereby grants to Parent an irrevocable power of attorney, effective following the Effective Time, to execute and deliver all such deeds, assignments or assurances and to do all acts necessary or desirable to vest, perfect or confirm title and possession to such rights, properties or assets in Parent and otherwise carry out the purposes of this Agreement. The officers and directors of Parent are authorized in the name of the Company to take any and all such actions following the Effective Time.
ARTICLE II
Consideration; Conversion of Securities; Exchange of Certificates
     Section 2.1. Conversion of Securities. At the Effective Time, by virtue of the Holding Company Merger and without any action on the part of Parent, the Company or the holders of any of the following securities:
          (a) Conversion Generally. Subject to adjustment as provided in Section 11.1(k), each Company Share issued and outstanding immediately prior to the Effective Time (other than any Company Shares to be cancelled pursuant to Section 2.1(b) or Company Dissenting Shares), shall be converted into and shall become exchangeable for the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio (“Parent Shares”). At the Effective Time, all of the Company Shares that were outstanding immediately prior to the Effective Time shall no longer be outstanding and shall cease to exist, and each certificate previously representing any such Company Shares shall thereafter represent solely the right to receive the Merger Consideration into which such Company Shares were converted in the Holding Company Merger.
          (b) Cancellation of Certain Shares. Each Company Share that is owned directly or indirectly by the Parent or any Subsidiary of the Company or Parent (other than Company Shares held in trust or otherwise for the benefit of a third party or as pledgee) shall be cancelled and retired and shall cease to exist, and no Merger Consideration shall be delivered in exchange therefor.
          (c) Company Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Company Shares who shall be entitled to be paid the “fair market value” of such holder’s Company Perfected Dissenting Shares, as provided in Section 1300 of the CGCL, shall only be entitled to receive such payment provided for in Section 1300 of the CGCL unless and until such holder shall have failed to perfect or withdrawn or lost such holder’s rights under Section 1300 of the CGCL.

          (d) Parent Capital Stock. Upon consummation of the Holding Company Merger, each outstanding share of Parent capital stock shall remain an outstanding share of Parent capital stock and shall not be converted or otherwise affected by the Holding Company Merger, except as set forth in Section 2.6, and shall be deemed to represent one outstanding share of the Surviving Corporation.
     Section 2.2. Change in Parent Common Stock. If between the date of this Agreement and the Effective Time, the outstanding Parent Common Stock shall have been changed into a different number of shares of Parent Common Stock by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of a class of shares or the like, the Exchange Ratio, the Parent Average Price and the Starting Price shall be correspondingly and appropriately adjusted to reflect such event.
     Section 2.3. Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Parent Common Stock shall be issued to holders of Company Shares in the Holding Company Merger. In lieu thereof, each such holder entitled to a fraction of a share of Parent Common Stock shall receive, at the time of surrender of the certificate or certificates representing such holder’s Company Shares, an amount in cash equal to the Parent Average Price multiplied by the fraction of a share of Parent Common Stock to which such holder otherwise would be entitled. No such holder shall be entitled to dividends, voting rights, interest on the value of, or any other rights in respect of a fractional share. Fractional shares shall be determined on an aggregate basis for each Company shareholder and not on a per share or per certificate basis.
     Section 2.4. Surrender of Certificates and Payment.
          (a) Exchange Agent. As of the Effective Time, Parent shall deposit with a bank or trust company reasonably satisfactory to the Company (the “Exchange Agent”) in trust for the benefit of holders of the Company Shares (i) such certificates of Parent Common Stock (the “Parent Stock Certificates”) representing the number of whole shares of Parent Common Stock issuable pursuant to Section 2.1(a) in exchange for Company Shares outstanding immediately prior to the Effective Time, and (ii) sufficient cash to make all cash payments in lieu of fractional shares pursuant to Section 2.3. Parent shall enter into an agreement with the Exchange Agent to effect the foregoing exchange of Parent Common Stock for Company Shares, which agreement shall be reasonably satisfactory to the Company.
          (b) Exchange Procedures.
               (i) The Parent shall cause the Exchange Agent, promptly after the Effective Time (and in no event later than five (5) Business Days following the Effective Time), to mail to each holder of record of certificates of Company Common Stock Certificates (“Company Common Stock Certificates”) that were converted into the right to receive the Merger Consideration pursuant to Section 2.1(a), (A) a letter of transmittal which shall specify that delivery shall be effected and risk of loss and title to the Company Common Stock Certificates shall pass only upon delivery of the Company Stock Certificates to the Exchange Agent and shall be in such form and have such other customary provisions as Parent and the Company may reasonably specify) and (B) instructions for completion and use in effecting the surrender of the Company Common Stock Certificates in exchange for the Merger Consideration. Upon surrender of a Company Common Stock Certificate for cancellation to the Exchange Agent (or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be reasonably required by Parent as set forth in subsection (g) hereto), together with such letter of transmittal duly executed in accordance with the instructions contained therein, the holder of such Company Common Stock Certificate shall be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive pursuant to this Article II and the Company Common Stock Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Shares that is not registered in the transfer records of the Company, the Merger Consideration may be issued to a transferee of the record holder of such Company Shares if the Company Common Stock Certificate representing such Company Shares is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.4, each Company Common Stock Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Section 2.4.
          (c) Return of Merger Consideration. Any portion of the Merger Consideration which remains undistributed to the holders of Company Shares for six (6) months after the Effective Time shall be delivered to Parent upon demand by Parent to the Exchange Agent, and any holders of Company Shares who have not theretofore surrendered their Company Common Stock Certificates, or any of them, as provided in this Section 2.4, shall thereafter look only to Parent for the Merger Consideration to which they are entitled, without any interest thereon.
          (d) Distributions with Respect to Unexchanged Company Shares. Notwithstanding any other provision of this Agreement, no dividends or other distributions in respect of Parent Shares with a record date on or after the Effective Time shall be paid to any person holding a Company Common Stock Certificate until such Company Common Stock Certificate has been surrendered for exchange as provided for in this Section 2.4. Subject to applicable Laws and the immediately preceding sentence, following surrender of any such Company Common Stock Certificate, there shall be paid to the holder of the Parent Stock Certificate issued in exchange therefor, if any, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date on or after the Effective Time theretofore payable with respect to the Parent Shares represented thereby, as well as any dividends with respect to the Company Shares represented by the surrendered Company Common Stock Certificate declared prior to the Effective Time but theretofore unpaid.
          (e) Transfers. On or after the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, shareholders of the Company, other than to receive the consideration provided for under this Article II. After the Effective Time, there shall be no transfers of Company Shares on the stock transfer books of the Company.
          (f) No Liability. Neither the Parent nor the Company shall be liable to any holder of Company Shares for any Merger Consideration deposited with the Exchange Agent which is properly delivered to a public official pursuant to any abandoned property, escheat or similar Law.
          (g) Lost Certificates. If any Company Common Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Common Stock Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Company Common Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holders thereof are entitled, without any interest thereon.

          (h) Withholding. Parent or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Shares such amounts as Parent or the Exchange Agent is required to deduct and withhold under applicable Law with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Shares in respect of whom such deduction and withholding was made by Parent or the Exchange Agent.
     Section 2.5. Effect of Holding Company Merger on Company Options and Company Warrants. The outstanding options or other rights to purchase shares of Company Common Stock (collectively, the “Company Options”) and the outstanding Company Warrants shall be treated as follows in connection with the Holding Company Merger:
          (a) The Company shall give all holders of Company Options timely notice of the pending Holding Company Merger in accordance with the provisions of the Company Option Plan. In accordance with the terms of the Company Option Plan, each outstanding Company Option shall become immediately exercisable, whether or not vested under the terms of the Company Option Plan. Each holder of a Company Option will then have the right to exercise such Company Option for Company Common Stock, and, upon effectiveness of the Holding Company Merger, receive the consideration set forth in Section 2.1. In order to determine the value of shares of Company Common Stock used to pay the exercise price for outstanding Company Options, the Company shall take into account the value of Parent Common Stock being issued in exchange for Company Common Stock in the Holding Company Merger. Unless exercised or canceled prior to the Effective Time, all Company Options which have not been exercised prior to the Effective Time of the Holding Company Merger shall terminate in accordance with the terms of the Company Option Plan without any additional consideration therefor.
          (b) At the Effective Time, each Company Warrant which is then outstanding shall cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into a warrant to purchase the number of shares of Parent Common Stock and other securities and property (including cash) which each holder would have owned or would have been entitled to receive after the occurrence of the Holding Company Merger had they exercised the Company Warrant for Company Common Stock immediately prior to the Effective Time of the Holding Company Merger, and Parent shall assume each Company Warrant, in accordance with the terms of the Company Warrant and the Warrant Agreement dated April 19, 2002. As assumed, the Warrant exercise price shall also be adjusted by dividing the as adjusted per share exercise price under each such Company Warrant by the Exchange Ratio, rounded to the nearest whole cent, subject to any additional adjustments required by Section 11.1(k). Parent and Company agree to take all necessary steps to effect the foregoing provisions of this Section 2.5(b), including without limitation the mailing by Parent by first class, U.S. mail, postage prepaid, to each holder of a Company Warrant of a written instrument setting forth Parent’s agreement to assume such Company Warrants .
     Section 2.6. Parent Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Parent Common Stock who shall be entitled to be paid the “fair market value” of such holder’s Parent Perfected Dissenting Shares, as provided in Section 1300 of the CGCL, shall only be entitled to receive such payment provided for in Section 1300 of the CGCL unless and until such holder shall have failed to perfect or withdrawn or lost such holder’s rights under Section 1300 of the CGCL.

     Section 2.7. Computation and Confirmation of Certain Items. The Aggregate Merger Consideration, Per Share Price and Exchange Ratio shall be calculated by Parent prior to the Effective Time of the Holding Company Merger and shall be set forth in a certificate (the “Merger Certificate”) executed by an authorized executive officer of Parent and furnished to the Company prior to the Closing Date showing the manner of calculation in reasonable detail.
ARTICLE III
Representations and Warranties of the Company
     Except as set forth in a confidential disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the “Company Confidential Disclosure Schedule”), which identifies exceptions by specific section references, the Company hereby represents and warrants to Parent as follows:
     Section 3.1. Organization and Qualification of Company and Subsidiaries. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California, and is a registered bank holding company under the BHCA. Each Subsidiary of the Company is a corporation or statutory business trust duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as set forth in Section 3.1 of the Company Confidential Disclosure Schedule. Each of the Company and its Subsidiaries has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its respective properties and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company.
     Section 3.2. Articles of Incorporation and Bylaws; Corporate Books and Records. The copies of the Company’s Articles of Incorporation, as amended (the “Company Articles”), and Bylaws, as amended (the “Company Bylaws”), that are listed as exhibits to the Company’s Form 10-K for the year ended December 31, 2004 are complete and correct copies thereof as in effect on the date hereof. The Company is not in violation of any of the provisions of the Company Articles or the Company Bylaws. True and complete copies of all minute books of the Company and each of its Subsidiaries, containing minutes of meetings held and actions taken by their respective Boards of Directors or any committees thereof during the period from January 1, 2003 to the date hereof, have been made available by the Company to Parent.
     Section 3.3. Capitalization.
          (a) The authorized capital stock of the Company consists of 28,125,000 shares of Company Common Stock, no par value per share and 10,000,000 shares of preferred stock, no par value per share. As of the date hereof, (i) 3,808,663 shares of Company Common Stock are issued and outstanding, all of which are validly issued, fully paid, nonassessable and free of preemptive rights, (ii) no shares of preferred stock are outstanding, (iii) 863,841.375 shares of Company Common Stock are issuable (and such number is reserved for issuance) upon exercise of Company Options outstanding as of the date hereof (the “Company Option Shares”), and (iv) 112,700.7 shares of Company Common Stock are issuable (and such number is reserved for issuance) upon exercise of Company Warrants outstanding as of the date hereof. All of the issued and outstanding shares of capital stock or other equity securities of the Company have been issued in compliance with all applicable federal and state securities laws.
          (b) Except for the Company Options and Company Warrants, there are no (i) options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound relating to the issued or unissued capital stock or other Equity Interests of the Company or any of its Subsidiaries, or (ii) securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating the Company or any of its Subsidiaries to issue or sell any shares of its capital stock or other Equity Interests, or (iii) securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries. Section 3.3(b) of the Company Confidential Disclosure Schedule contains a true and complete list of the name of each holder of Company Options and Company Warrants, the prices at which outstanding Company Options and Company Warrants are exercisable, the plan or agreement pursuant to which such Company Options and Company Warrants were issued and the number of Company Option Shares and Company Warrant Shares outstanding at each such price. All of the Company Option Shares and Company Warrant Shares, upon their issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.
          (c) Except for the Voting Agreements, and except as set forth in Section 3.3(c) of the Company Confidential Disclosure Schedule, there are no outstanding contractual obligations of the Company or any of its Subsidiaries (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any shares of Company Common Stock or any capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries.
          (d) Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.
          (e) Neither the Company nor any of its Subsidiaries has currently in effect any shareholder rights plan or “poison pill”.
     Section 3.4. Subsidiaries.
          (a) The Company has no Subsidiaries other than those listed in Section 3.1 of the Company Confidential Disclosure Schedule, and there are no Subsidiaries of such Subsidiaries. Except as set forth in Section 3.4 of the Company Confidential Disclosure Schedule, the Company owns all of the issued and outstanding capital stock of each of its Subsidiaries, free and clear of any pledges, security interests, options, liens, claims, or other encumbrances of any kind (collectively, the “Liens”). All of the issued and outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized, validly issued, fully paid and are non-assessable. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to make any investment in any of its Subsidiaries or any other person. None of the Company’s Subsidiaries has (i) any arrangements or commitments obligating any of them to issue shares of any of its capital stock or any securities convertible into or having the right to purchase shares of any of its capital stock or (ii) any bonds, debentures, notes or other obligations outstanding that entitle the holders thereof to vote (or that are convertible into or exercisable for securities having the right to vote) on any matters on which its shareholders may vote. True and complete copies of the Company’s Subsidiaries’ respective articles of incorporation, bylaws or equivalent organizational documents have been delivered to Parent. None of the Company’s Subsidiaries is in violation of its respective organizational documents.
          (b) Except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted and ownership in the Company Subsidiaries, the Company does not own beneficially, directly or indirectly any Equity Interest or similar instrument of any Person or any interest in any partnership or joint venture of any kind.
          (c) The deposit accounts of Company Bank are insured by the Federal Deposit Insurance Corporation in the manner and to the maximum extent provided by applicable Law, and Company Bank has paid all deposit insurance premiums and assessments required by applicable Law and regulation.
     Section 3.5. Authority.
          (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the Agreement of Merger and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by action of the Company (other than the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding Company Shares entitled to vote thereon and the filing of the Agreement of Merger). This Agreement has been, and the Agreement of Merger will be, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles (regardless of whether such enforceability is considered in equity or at law).
          (b) By resolutions duly adopted at a meeting of the Company Board duly called and held on February 15, 2006, by the affirmative vote of the Company Board required to do so pursuant to the Company’s Articles of Incorporation and the applicable provisions of the CGCL, the Company Board has duly (i) declared this Agreement advisable and determined that the transactions contemplated hereby (including the Holding Company Merger) are fair to and in the best interests of the Company and its shareholders, (ii) approved and adopted this Agreement by the unanimous vote of the members of the Company Board, and (iii) resolved to recommend that the shareholders of the Company vote for the approval of the Agreement (the “Company Board Approval”). A true and correct copy of such resolutions, certified by the Company’s corporate secretary, has been furnished to Parent and none of such resolutions has been rescinded or revoked, in whole or in part, or modified in any way. The affirmative vote of the holders of a majority of the issued and outstanding shares of Company Common Stock is necessary to approve this Agreement (and the Holding Company Merger) on behalf of the Company. No other vote of the Company Shareholders is required by Law, the Company’s Articles or Bylaws or otherwise to adopt this Agreement and the Holding Company Merger.

          (c) The Company Bank has all necessary corporate power and authority to execute and deliver the Agreement of Bank Merger, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery of the Agreement of Bank Merger and the consummation by the Company Bank of the transactions contemplated thereby have been duly and validly authorized by action of the Company Bank. The Agreement of Bank Merger, when duly and validly executed and delivered by the Company Bank, will constitute a legal, valid and binding obligation of the Company Bank, enforceable against the Company Bank in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights, to general equitable principles (regardless of whether such enforceability is considered in equity or at law) and to 12 U.S.C. 1818(b)(6)(D).
     Section 3.6. No Conflict; Required Filings and Consents.
          (a) Except as set forth in Section 3.6(a) of the Company Confidential Disclosure Schedule, (i) the execution and delivery of this Agreement and the Agreement of Merger by the Company, and (ii) the execution and delivery of the Agreement of Bank Merger by the Company Bank, do not, and the performance of this Agreement and the transactions contemplated hereby and thereby (including the Holding Company Merger and the Bank Merger) by the Company and Company Bank, as the case may be, will not, (A) conflict with or violate any provision of the Company Articles or Company Bylaws or any equivalent organizational documents of any of its Subsidiaries, (B) conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected (assuming that all consents, approvals, authorizations and permits described in Section 3.6(b) have been obtained and all filings and notifications described in Section 3.6(b) have been made and any waiting periods thereunder have terminated or expired), or (C) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any of its Subsidiaries pursuant to, any Company Material Contract (as defined in Section 3.14 herein), Company Permits or other material instruments or obligations.
          (b) (i) The execution and delivery of this Agreement and the consummation of the Holding Company Merger by the Company and (ii) the execution and delivery of the Agreement of Bank Merger and the consummation of the Bank Merger by the Company Bank, do not, and the performance by the Company of its obligations under this Agreement and the performance by the Company Bank of its obligations under the Agreement of Bank Merger will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except as set forth in Section 3.6(b) of the Company Confidential Disclosure Schedule. The Company has no knowledge of any reason why all Government Approvals required for consummation of the Holding Company Merger and the Bank Merger will not be obtained on a timely basis.
     Section 3.7. Permits; Compliance With Law.
          (a) Each of the Company and its Subsidiaries is in possession of all material authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for it to own, lease and operate its properties or to carry on its business substantially in the manner as it is being conducted (the “Company Permits”), and all such Company Permits are valid, and in full force and effect and, to the Company’s knowledge, no suspension or cancellation of any of them is threatened.

          (b) None of the Company or any of its Subsidiaries is in default or violation of, (i) any Law applicable to the Company or any of its Subsidiaries or by which any material property or asset of the Company or any of its Subsidiaries is bound or affected or (ii) any Company Permits.
          (c) The Company Bank received a rating of “Satisfactory” in its most recent examination for compliance with the Community Reinvestment Act of 1977, as amended (“Community Reinvestment Act”).
     Section 3.8. SEC Filings; Financial Statements; Regulatory Reports.
          (a) The Company has timely filed all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since January 1, 2003 (collectively, the “Company SEC Filings”). None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. Each Company SEC Filing (i) as of the time it was filed, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be and (ii) did not, at the time it was filed (or if subsequently amended or superseded by a Company SEC Filing made on or prior to the date of this Agreement, then on the date of such subsequent filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
          (b) The Company’s consolidated financial statements (including, in each case, any notes and schedules thereto) contained in the Company SEC Filings, were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto, or, in the case of interim consolidated financial statements, where information and footnotes contained in such financial statements are not required to be in compliance with GAAP), and in each case such consolidated financial statements fairly presented in all material respects, the consolidated financial position, results of operations and cash flows of the Company and the consolidated Subsidiaries of the Company as of the respective dates thereof and for the respective periods covered thereby (subject, in the case of unaudited statements, to normal year-end adjustments which did not and which are not expected to, individually or in the aggregate, have a Material Adverse Effect with respect to the Company).
          (c) Except as and to the extent adequately provided for, in the aggregate, on the consolidated balance sheet of the Company and its consolidated Subsidiaries as of September 30, 2005 (the “Company Balance Sheet”), neither the Company nor any of its consolidated Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for liabilities or obligations (i) incurred in the ordinary course of business since September 30, 2005 that would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company, or (ii) incurred or provided for in, or as contemplated by, this Agreement.
          (d) Each required form, report and document containing financial statements that the Company has filed with or furnished to the SEC since January 1, 2003 was accompanied by the certifications required to be filed or furnished by the Company’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated under such act or the Exchange Act (collectively, the “Sarbanes-Oxley Act”), and at the time of filing or submission of each such certification, such certification (i) was true and accurate and complied with the Sarbanes-Oxley Act in all material respects, (ii) did not contain any qualifications or exceptions to the matters certified therein, except as otherwise permitted under the Sarbanes-Oxley Act or the rules and regulations thereunder, and (iii) has not been modified or withdrawn. Neither the Company nor any of its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness, content, form or manner of filing or furnishing of such certifications. The Company’s disclosure controls and procedures (as defined in Sections 13a-14(c) and 15d-14(c) of the Exchange Act) effectively enable the Company to comply with, and the appropriate officers of the Company to make all certifications required under, the provisions of the Sarbanes-Oxley Act pertaining to disclosure controls and procedures. The Company’s disclosure controls and procedures (as defined in Sections 13a-15(e) and 15d-15(e) of the Exchange Act) are effective to provide reasonable assurance that material information, relating to the Company and its consolidated Subsidiaries, required to be included in any of the Company SEC Filings, were made known to Company management, including its chief executive officer and chief financial officer, respectively, on a timely basis. Neither the Company, nor any of its officers, has received notice from any Governmental Entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications. The Company knows of no reason why the Company’s outside auditors, chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.
          (e) Each of the Company and its Subsidiaries has filed all material documents and reports relating to each of the Company and its Subsidiaries required to be filed with the FRB, the FDIC, the DFI, or any other Governmental Entity having jurisdiction over its business or any of its assets or properties (each a “Regulatory Authority” and collectively, the “Regulatory Authorities”). All such reports conform in all material respects with the requirements promulgated by such Regulatory Authorities.
          (f) The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Neither the Company nor, to the Company’s knowledge, the Company’s independent auditors or any employee of the Company or its Subsidiaries has identified or been made aware of (i) any fraud, whether or not material, that involves the Company’s or any Subsidiary’s management or other employees who have a role in the preparation of financial statements or the internal controls used or utilized by the Company or its Subsidiaries or (ii) any claim or allegation regarding any of the foregoing.
     Section 3.9. Regulatory Matters. Except as may otherwise be set forth in Section 3.9 of the Company Confidential Disclosure Schedule, neither the Company nor any of its Subsidiaries (i) is, directly or indirectly, party or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or supervisory letter from, any Regulatory Authority or (ii) has been advised by, or has any knowledge of facts which are reasonably expected to give rise to an advisory notice by, any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission. Except as set forth on Section 3.9 of the Company Confidential Disclosure Schedule, all compliance or corrective action relating to the Company or any of its Subsidiaries required by Regulatory Authorities having jurisdiction over the Company or any of its

Subsidiaries has been taken. Each of the Company and its Subsidiaries has paid all assessments made or imposed by and required to have been heretofore paid to any Regulatory Authority.
     Section 3.10. Absence of Certain Changes or Events.
          (a) Since December 31, 2005, except as specifically contemplated by, or as disclosed in, this Agreement, the Company SEC Filings or Section 3.10 of the Company Confidential Disclosure Schedule, each of the Company and its Subsidiaries has conducted its business in the ordinary course consistent with past practice and (ii) has not taken any action that would have been prohibited by Section 6.1 if taken after the date of this Agreement, except with respect to Section 6.1(o) the threshold shall be $2,000,000 rather than $1,000,000.
          (b) Since December 31, 2005, except as set forth in Section 3.10 of the Company Confidential Disclosure Schedule, there has not been any Material Adverse Effect with respect to the Company or an event or development that is expected, individually or in the aggregate, to have a Material Adverse Effect with respect to the Company.
     Section 3.11. Employee Benefit Plans.
          (a) Section 3.11(a) of the Company Confidential Disclosure Schedule lists, as of the date hereof, all Company Benefit Plans. There have been made available to Parent copies of (i) each such written Company Benefit Plan and a written summary of each Company Benefit Plan that is not in writing, (ii) the three (3) most recent annual reports on Form 5500 series, with accompanying schedules and attachments, filed with respect to each Company Benefit Plan required to make such a filing, and (iii) the most recent actuarial valuation for each Company Benefit Plan, if any, that is subject to Title IV of ERISA and the most recent actuarial valuation of benefits to be provided under the SERPs.
          (b) Except as set forth in Section 3.11(b) of the Company Confidential Disclosure Schedule, (i) none of the Company Benefit Plans promises or provides retiree medical or other retiree welfare benefits to any person, (ii) none of the Company Benefit Plans is a “multiemployer plan” as such term is defined in Section 3(37) of ERISA (“Multiemployer Plan”); (iii) to the Company’s knowledge, there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code (“Prohibited Transaction”) with respect to any Company Benefit Plan, which could reasonably be expected to result in any material liability of the Company or any of its Subsidiaries; (iv) to the Company’s knowledge, all Company Benefit Plans are in material compliance with the requirements prescribed by any and all statutes (including ERISA and the Code), orders, or governmental rules and regulations currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, the Pension Benefit Guaranty Corporation (the “PBGC”), Internal Revenue Service (the “IRS”) or Secretary of the Treasury); (v) the Company and each of its Subsidiaries have performed their respective obligations required to be performed by them under, are not in material default under or violation of, and have no knowledge of any material default or violation by any other party to, any of the Company Benefit Plans; (vi) each Company Benefit Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code, including all amendments thereto, is the subject of a favorable determination letter from the IRS covering qualification under all changes in the Code except for changes with respect to which the applicable remedial amendment period has not expired, and, to the Company’s knowledge, nothing has occurred which may reasonably be expected to impair such determination; (vii) all contributions required to be made to any Company Benefit Plan pursuant to Section 412 of the Code, or the terms of the Company Benefit Plan or any collective bargaining agreement, have been made on or before their due dates; (viii) all obligations in respect of each Company Benefit Plan have been properly accrued and reflected in the Company’s most recent financial statements contained in the Company’s SEC Filings; (ix) with respect to each Company Benefit Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the 30-day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; and (x) neither the Company nor any ERISA Affiliate has incurred, nor reasonably expects to incur, any material liability under Title IV of ERISA (other than liability for premium payments to the PBGC arising in the ordinary course).
          (c) Except as set forth in Section 3.11(c) of the Company Confidential Disclosure Schedule, no amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the transactions contemplated by this Agreement, by any employee, officer or director of the Company or any of its Subsidiaries who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Company Benefit Plan could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).
          (d) Except as required by Law or as set forth in Section 3.11(d) of the Company Confidential Disclosure Schedule, no Company Benefit Plan provides any retiree or post-employment medical, disability or life insurance benefits. No Company Benefit Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code. The Company and each ERISA Affiliate are in material compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations thereunder and any similar state law and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations thereunder.
          (e) Neither the Company nor any of its Subsidiaries maintains, sponsors, contributes or has any liability with respect to any employee benefit plan, program or arrangement that provides benefits to non-resident aliens with no U.S. source income outside of the United States.
          (f) Except as set forth in Section 3.11(f) of the Company Confidential Disclosure Schedule, neither the Company nor any of its Subsidiaries has (i) granted to any person an interest in a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) which interest has been or, upon the lapse of a substantial risk of forfeiture with respect to such interest, will be subject to tax imposed by Section 409A(a)(1)(B) or (b)(4)(A) of the Code or (ii) modified the terms of any nonqualified deferred compensation plan in a manner that could cause an interest previously granted under such plan to become subject to the tax imposed by Section 409A(a)(1)(B) or (b)(4)(A) of the Code.
     Section 3.12. Labor and Other Employment Matters.
          (a) The Company and each of its Subsidiaries is in compliance in all material respects with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours. Except as set forth in Section 3.12(a) of the Company Confidential Disclosure Schedule, none of the Company or any of its Subsidiaries is a party to any collective bargaining or other labor union contract applicable to persons employed by the Company or any of its Subsidiaries, and no collective bargaining agreement or other labor union contract is being negotiated by the Company or any of its Subsidiaries. There is no labor dispute, strike, slowdown or work stoppage against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened. To the Company’s knowledge, no employee of the Company or any of its Subsidiaries is, in any material respect, in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or such Subsidiary because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others.
          (b) The Company has identified in Section 3.12(b) of the Company Confidential Disclosure Schedule and has made available to Parent true and complete copies of (i) all employment agreements that the Company or any of its Subsidiaries has with any directors, officers or employees of or consultants to the Company or any of its Subsidiaries, (ii) all Company Severance Arrangements, and (iii) all Company Change in Control Arrangements. Except as set forth in Section 3.12(b) of the Company Confidential Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Holding Company Merger or the Bank Merger by the Company will (either alone or in conjunction with any other event, such as termination of employment) (A) result in any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any director, officer, employee or consultant of the Company or any of its Subsidiaries from the Company or any of its Subsidiaries, (B) increase any benefits otherwise payable or (C) result in any acceleration of the time of payment or vesting of any material benefits, under or pursuant to any such employment agreements or Company Severance or Change in Control Arrangements. No individual who is a party to any such employment agreement or a party to or covered by any such Company Severance or Change in Control Arrangements has terminated his or her employment or has been terminated, nor, to the Company’s knowledge, has any event occurred, other than the transactions contemplated by this Agreement, that has given or could be reasonably expected to give rise to a severance obligation on the part of the Company under any such agreement or arrangement.
     Section 3.13. Transactions with Interested Persons. Except as set forth in the Company SEC Filings filed prior to the date of this Agreement, or as disclosed in Section 3.13 of the Company Confidential Disclosure Schedule, no officer, director, employee or affiliate of the Company or any of its Subsidiaries nor, to the Company’s knowledge, any member of the immediate family of any such officer, director, employee or affiliate, is presently a party to any transaction with the Company or any of its Subsidiaries of the type or involving an amount that requires such transaction to be disclosed pursuant to Item 404 of Regulation S-K.
     Section 3.14. Material Contracts. Except as set forth in Section 3.14 of the Company Confidential Disclosure Schedule, none of the Company or any of its Subsidiaries is a party to or bound by any Contract that (a) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K), (b) would prohibit or materially delay the consummation of the Holding Company Merger or the Bank Merger or any of the transactions contemplated by this Agreement, (c) would entitle any present or former director, officer employee or agent of the Company or any of its Subsidiaries to indemnification from the Company or any of its Subsidiaries, (d) gives rise to any payment of more than $50,000 per annum, (e) is not terminable without cause on 90 days or less written notice by the Company or other party thereto, (f) limits the ability of the Company or its Subsidiaries from competing in any line of business, in any geographic area or with any person, or which requires referrals of business or requires the Company or any of its Subsidiaries to offer products or services of any other person on a priority or exclusive basis, or (g) gives rise to any benefits to any other person as a result of the consummation of the Holding Company Merger or the Bank Merger, (collectively, “Company Material Contracts”). Each Company Material Contract is valid and binding on the Company or the Subsidiary (as the case may be) that is a party thereto and, to the Company’s knowledge, each other party thereto, and is in full force and effect, and the Company or its Subsidiary that is a party thereto has performed all of its obligations required to be performed by it to the date hereof under each such Company Material Contract and, to the Company’s knowledge, each other party to each Company Material Contract has in all respects performed all obligations required to be performed by it under such Company Material Contract, except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company. None of the Company or any of its Subsidiaries has received any written notice of any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Contract.
     Section 3.15. Litigation. Except as and to the extent disclosed in the Company SEC Filings filed prior to the date of this Agreement or as set forth in Section 3.15 of the Company Confidential Disclosure Schedule, (a) there are no suits, claims, actions, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries has initiated, or for which the Company or any of its Subsidiaries is obligated to indemnify a third party and (b) neither the Company nor any of its Subsidiaries is subject to any outstanding and unsatisfied order, writ, injunction, decree or arbitration ruling, award or other finding. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries that challenges the validity or propriety, or seeks to prevent consummation of, the Holding Company Merger or the Bank Merger.
     Section 3.16. Environmental Matters.
          (a) Except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company, to the Company’s knowledge, the Company and each of its Subsidiaries (i) is in compliance with all, and is not subject to any liability with respect to any, applicable Environmental Laws, (ii) holds or has applied for all Environmental Permits necessary to conduct its current operations, and (iii) is in compliance with its respective Environmental Permits.
          (b) None of the Company or any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law.
          (c) None of the Company or any of its Subsidiaries (i) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to (A) compliance with Environmental Laws or Environmental Permits or (B) the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and no investigation, litigation or other proceeding is pending or, to the knowledge of the Company, threatened with respect thereto, or (ii) is an indemnitor in connection with any claim threatened or asserted in writing by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials.
          (d) None of the real property owned or leased by the Company or any of its Subsidiaries is listed or, to the knowledge of the Company, proposed for listing on the “National Priorities List” under CERCLA, as updated through the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.
          (e) To the knowledge of the Company, there are no past or present conditions, circumstances, or facts that are reasonably expected to (i) interfere with or prevent continued compliance by the Company or any of its Subsidiaries with Environmental Laws and the requirements of Environmental Permits, (ii) give rise to any liability or other obligation under any Environmental

Laws, or (iii) form the basis of any claim, action, suit, proceeding, or investigation against or involving the Company or any of its Subsidiaries based on or related to any Environmental Law.
     Section 3.17. Intellectual Property. Each of the Company and its Subsidiaries owns or has a valid license to use all Company Intellectual Property necessary to carry on its business substantially as currently conducted. Neither the Company nor any of its Subsidiaries has received any notice of infringement of or conflict with, and to the Company’s knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any Intellectual Property. Section 3.17 of the Company Confidential Disclosure Schedule sets forth a list of all of the Company Intellectual Property.
     Section 3.18. Taxes.
          (a) (i) Each of the Company and its Subsidiaries has duly filed on a timely basis with the appropriate Tax authorities or other appropriate Governmental Entities all material Tax Returns required to be filed by or on behalf of them or the affiliated group(s) of which any of them is or was a member in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns were true, complete and correct in all respects, except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company; (ii) all Taxes due and payable by or on behalf of the Company and its Subsidiaries, either directly, as part of an affiliated group Tax Return, as a successor or transferee, or otherwise, have been fully and timely paid, except to the extent adequately reserved therefor on the balance sheet for the Company and its Subsidiaries, and adequate reserves or accruals for Taxes have been provided in the balance sheet for the Company and its Subsidiaries with respect to any period through the date thereof for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing; and (iii) no agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitations) has been executed or filed with any Tax authority or other Governmental Entity by or on behalf of the Company or any of its Subsidiaries or any affiliated group(s) of which any of them is or was a member.
          (b) Each of the Company and its Subsidiaries has complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes and has duly and timely withheld from employee salaries, wages and other compensation and has paid over to the appropriate Tax authorities or other Governmental Entity all amounts required to be so withheld and paid over for all periods under all applicable Laws. The withholding practices of the Company and its Subsidiaries have not been challenged by any Tax authority or other Governmental Entity and the Company and its Subsidiaries have no reason to believe that any of their withholding practices do not comply with applicable Tax law.
          (c) The Company has delivered or made available to the Parent complete and correct copies of (i) all income or franchise Tax Returns of the Company and its Subsidiaries relating to all open taxable periods and (ii) any Tax audit report issued within the last three (3) years relating to or with respect to the Company and any of its Subsidiaries. None of the Company or any of its Subsidiaries is currently under examination or audit by any Tax authority or other Governmental Entity and no Tax authority or other Governmental Entity has informed the Company or any of its Subsidiaries (in writing or otherwise) that it intends to examine or audit the Company or any of its Subsidiaries.

          (d) No claim has been made by a Tax authority or other Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries do not file an income or franchise Tax Return that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.
          (e) All deficiencies asserted or assessments made as a result of any examinations by any Tax authority or other Governmental Entity of the Tax Returns of or covering or including the Company or any of its Subsidiaries have been fully paid. No requests by the Company or any of its Subsidiaries for a ruling or a determination letter are pending with any Tax authority or other Governmental Entity; and no issue has been raised in writing by any Tax authority or other Governmental Entity in any current or prior examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency against any of the Company or any of its Subsidiaries for any subsequent taxable period that could be material. There are no pending or threatened actions or proceedings for the assessment or collection of taxes against the Company or any of its Subsidiaries.
          (f) There are no outstanding requests for information relating to Taxes made by a Tax authority or other Governmental Entity to the Company or any of its Subsidiaries.
          (g) None of the Company or any of its Subsidiaries has been advised by any Tax authority or other Governmental Entity of any proposed reassessments of the value (or other Tax base) of any property owned by such Company or Subsidiary that could increase the amount of a property Tax to which the Company or any of its Subsidiaries would be subject.
          (h) As of December 31, 2005, none of the Company or any of its Subsidiaries had income reportable for a taxable period ending after December 31, 2005, but attributable to a transaction, (e.g. an installment sale) occurring in, or a change in accounting method made for a taxable period ending on or before December 31, 2005, that resulted in a deferred reporting of income from such transaction or from such change in accounting method (other than a deferred inter-company transaction).
          (i) All material amounts have been properly computed under the terms of any existing Tax sharing agreements that any of the Company or any of its Subsidiaries is a party to; all payments due any Company and its Subsidiary under any such Tax sharing agreements have been made to any Company or such Subsidiary or will be received by any Company or such Subsidiary prior to the Closing Date; and there are no amounts due from any Company or any Subsidiary under such agreements.
          (j) None of the Companies or any of its Subsidiaries has distributed to its shareholders or security holders stock or securities of a controlled Subsidiary, nor has stock or securities of the Company or a Subsidiary been distributed, in a transaction to which Section 355 of the Code applies:
               (i) in the two years prior to the date of this Agreement; or
               (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.
          (k) None of the Company or any of its Subsidiaries has (i) filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or its Subsidiaries, (ii) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by the Company or any of its Subsidiaries, or has any knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method, or has any application pending with any Tax authority or other Governmental Entity requesting permission for any changes in accounting methods that relate to the business or operations of the Company or any of its Subsidiaries, or (iii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law with respect to the Company or any of its Subsidiaries.
          (l) None of the Company or any of its Subsidiaries has engaged in a “reportable transaction” within the meaning of Section 1.6011-4 of the Treasury Regulations.
          (m) None of the Company or any of its Subsidiaries has within the last five years been a “United States real property holding corporation” for purposes of Section 897 and Section 1445 of the Code.
          (n) None of the Company or any of its Subsidiaries has any liability for the Taxes of any person (other than members of the consolidated group of which the Company is the common parent) (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), (ii) as a transferee or successor, or (iii) by contract, except in each case where such liability for Taxes would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company.
          (o) There are no liens as a result of any unpaid Taxes upon any of the assets of the Company or any of its Subsidiaries other than (i) liens for Taxes not yet due and payable, and (ii) liens for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained in accordance with GAAP.
     Section 3.19. Insurance. Section 3.19 of the Company Confidential Disclosure Schedule lists policies of liability, property, casualty and other forms of insurance owned or held by the Company and each of its Subsidiaries, copies of which have previously been made available to Parent. All such policies are in full force and effect, all premiums due and payable have been paid, and no written notice of cancellation or termination has been received with respect to any such policy and all of such policies, or predecessor policies covering similar risks, have been in full force and effect continuously for at least the past five (5) years. No insurer has advised the Company or any of its Subsidiaries that it intends to materially reduce coverage or materially increase any premium under any such policy, or that coverage is not available (or that it will contest coverage) for any material claim made against the Company or any of its Subsidiaries.
     Section 3.20. Properties. Each of the Company and its Subsidiaries has good, marketable and valid title to or a valid leasehold interest in all of its properties and assets reflected on the Company Balance Sheet or acquired after the date thereof (the “Company Property”), except for (a) properties and assets sold or otherwise disposed of in the ordinary course of business since the date of such balance sheet and (b) properties and assets the loss of which would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company. Except as set forth in Section 3.20 of the Company Confidential Disclosure Schedule, the Company Property is free and clear of all Liens except (i) Liens for current taxes and assessments not yet due or payable, (ii) pledges to secure deposits and other Liens incurred in the ordinary course of business, and (iii) any Liens that do not materially detract from the value or impair the use of the Property or assets subject thereto. The Property is in adequate condition (ordinary wear and tear excepted) and is sufficient to carry on the business of the Company and its Subsidiaries in the ordinary course of business consistent with past practices. Except as set forth in Section 3.20 of the Disclosure Schedule, all Company Property which is material to the business of the Company and its Subsidiaries and is leased or licensed by the Company or its Subsidiaries is held pursuant to leases or licenses which will not terminate or lapse prior to the Effective Time. Section 3.20 of the Company Confidential Disclosure Schedule sets forth a list all real property which the Company or any of its Subsidiaries owns, has a leasehold interest in, or leases to any third party.
     Section 3.21. Derivative Transactions. Section 3.21 of the Company Confidential Disclosure Schedule sets forth a list of all Derivative Transactions to which the Company or any of its Subsidiaries is a party. All Derivative Transactions to which the Company or any of its Subsidiaries is a party were entered into in the ordinary course of business, consistent with safe and sound banking practices and regulatory guidance, and in accordance in all material respects with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, as applicable. All of such Derivatives Transactions are legal, valid and binding obligations of the Company or a Subsidiary of the Company, as the case may be, enforceable in accordance with their terms (except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally), and are in full force and effect. The Company and each Subsidiary of the Company that is a party to any such Derivative Transaction has duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and, to the Company’s knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.
     Section 3.22. Loans; Nonperforming and Classified Assets.
          (a) Each Loan on the books and records of the Company and its Subsidiaries was made and has been serviced in all material respects in accordance with their customary lending standards in the ordinary course of business.
          (b) Schedule 3.22 of the Company Confidential Disclosure Schedule sets forth a list, as to the Company and its Subsidiaries and as of the latest practicable date prior to the date of this Agreement, of: (i) any non-accrual Loan; (ii) each Loan which has been classified as “substandard,” “doubtful,” “loss” or “special mention” (or words of similar import) by the Company or any of its Subsidiaries or an applicable Regulatory Authority (it being understood that no representation is being made that the FDIC or DFI would agree with the loan classifications established by the Company or any of its Subsidiaries); (iii) a listing of the Other Real Estate Owned (OREO) acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (iv) each Loan with any director, executive officer or five percent (5%) or greater shareholder of the Company or any of its Subsidiaries, or to the knowledge of the Company, any Person controlling, controlled by or under common control with any of the foregoing.
     Section 3.23. Allowance for Loan and Lease Losses. The Allowance for Loan Losses of the Company and its Subsidiaries (“ALL”) is adequate in all material respects as provided under the standards established by applicable Governmental Entities and the Financial Accounting Standards Board.
     Section 3.24. Fiduciary Accounts; Trust Powers. The Company and each of its Subsidiaries has properly administered in all material respects all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable Laws. Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account. The Company Bank does not have or exercise trust powers, including but not limited to, trust administration, and neither it nor any predecessor has exercised such trust powers for a period of at least three (3) years prior to the date hereof.
     Section 3.25. Books and Records. All books and records of the Company and its Subsidiaries have been fully, properly and accurately maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of the Company and its Subsidiaries.
     Section 3.26. Opinion of Financial Advisor. The Company has received from RBC Capital Markets (the “Company Financial Advisor”) its opinion, dated February 15, 2006 (the “Company Fairness Opinion”), to the effect that, as of such date and based on and subject to the matters set forth in that Opinion, the Exchange Ratio is fair, from a financial point of view, to the shareholders of the Company.
     Section 3.27. Brokers. Except for fees payable to the Company Financial Advisor, the Company Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Holding Company Merger or Bank Merger based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.
     Section 3.28. No Other Merger or Business Combination Agreements. The Company does not have any legal obligation, absolute or contingent, to any person, other than Parent, to sell, directly or indirectly, the Company or any of its Subsidiaries or to effect any merger, share exchange, consolidation, business combination, recapitalization, liquidation or other reorganization of the Company or any of its Subsidiaries or to enter into any agreement with respect thereto.
     Section 3.29. Disclosure. The representations and warranties contained in this Article III, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article III not misleading.
ARTICLE IV
Representations and Warranties of Parent
     Except as set forth in a disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Confidential Disclosure Schedule”), which identifies exceptions by specific Section references, Parent hereby represents and warrants to the Company as follows:
     Section 4.1. Organization and Qualification; Subsidiaries. Parent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and is a registered bank holding company under the BHCA. Each Significant Subsidiary of the Parent has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be. Each of Parent and its Significant Subsidiaries has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its respective properties and to carry on its business as it is now being conducted. Each of Parent and its Significant Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, have a Material Adverse Effect with respect to Parent.
     Section 4.2. Articles of Incorporation and Bylaws; Corporate Books and Records. Except as set forth in Schedule 4.2 of the Parent Confidential Disclosure Schedules, the copies of Parent’s Articles of Incorporation, as amended (the “Parent Articles”), and Bylaws, as amended (the “Parent Bylaws”), that are listed as exhibits to the Parent’s Form 10-K for the year ended December 31, 2004 are complete and correct copies thereof as in effect on the date hereof. Parent is not in violation of any of the provisions of the Parent Articles or the Parent Bylaws. True and complete copies of all minute books of the Parent and each of its Significant Subsidiaries, containing minutes of meetings held and actions taken by their respective Boards of Directors or any committees thereof during the period from January 1, 2003 to the date hereof, have been made available by Parent to the Company.
     Section 4.3. Capitalization. As of the date hereof, the authorized capital stock of Parent consists of (a) one hundred million (100,000,000) shares of Parent Common Stock, of which (i) 15,044,973 are issued and outstanding and all of which are validly issued, fully paid, nonassessable and free of preemptive rights, and (ii) 967,866 shares of Parent Common Stock are issuable (and such number is reserved for issuance) upon exercise of options of Parent outstanding as of the date hereof and (b) twenty-five million (25,000,000) shares of Parent Preferred Stock, of which no shares are issued and outstanding. The shares of Parent Common Stock to be issued in the Holding Company Merger are duly authorized and, if and when so issued, will (i) be validly issued and outstanding, fully paid and nonassessable, (ii) will have been registered under the Securities Act, and (iii) have been registered or qualified under the Blue Sky Laws of all jurisdictions in which such registration or qualification is so required.
     Section 4.4. Significant Subsidiaries. Parent has no Significant Subsidiaries other than Parent Bank or as set forth in Section 4.4 of the Parent Confidential Disclosure Schedule, and there are no Subsidiaries of such Significant Subsidiaries. Except as set forth in Section 4.4 of the Parent Confidential Disclosure Schedule, Parent owns all of the issued and outstanding shares of capital stock of each of its Significant Subsidiaries, free and clear of any Liens and all of such shares have been duly authorized, validly issued, fully paid and are non-assessable. None of Parent’s Significant Subsidiaries has any arrangements or commitments obligating any of them to issue shares of any of its capital stock or any securities convertible into or having the right to purchase shares of any of its capital stock or that confers on the holders thereof the right to vote on any of the matters on which the holders of the common stock of such Significant Subsidiaries are entitled to vote. True and complete copies of Parent’s Significant Subsidiaries’ respective articles of incorporation, bylaws or equivalent organizational documents have been delivered to the Company. None of Parent’s Significant Subsidiaries is in violation of its respective organizational documents.
     Section 4.5. Authority.
          (a) Parent has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the Agreement of Merger by Parent and the consummation by Parent of the transactions contemplated hereby and thereby have been duly and validly authorized by action of the Board of Directors of Parent (the “Parent Board”) and, except for the vote of the Parent Shareholders provided for elsewhere in this Agreement or the Agreement of Merger, no other corporate action or proceedings on the part of Parent are necessary to authorize its execution and delivery of this Agreement or its consummation of the transactions contemplated hereby. This Agreement has been and the Agreement of Merger will be, duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights, and to general equitable principles (regardless of whether such enforceability is considered in equity or at law).
          (b) By resolutions duly adopted at a meeting of the Parent Board duly called and held on February 15, 2006, by the affirmative vote of the Parent Board required to do so pursuant to the Parent’s Articles and the applicable provisions of the CGCL, the Parent Board has duly (i) determined that this Agreement and the transactions contemplated hereby (including the Holding Company Merger) are fair to and in the best interests of Parent and its shareholders, and (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Holding Company Merger and the issuance of Parent Shares pursuant to the Merger (the “Parent Board Approval”). A true and correct copy of such resolutions, certified by Parent’s corporate secretary, has been furnished to the Company and none of such resolutions has been rescinded or revoked, in whole or in part, or modified in any way. The affirmative vote of the holders of a majority of the issued and outstanding shares of Parent Common Stock is necessary to approve this Agreement and the Holding Company Merger on behalf of Parent. No other vote of the shareholders of Parent is required by law, the Parent’s Articles or Parent’s bylaws, or otherwise to approve this Agreement and the Holding Company Merger.
          (c) The Parent Bank has all necessary corporate power and authority to execute and deliver the Agreement of Bank Merger, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery of the Agreement of Bank Merger and the consummation by the Parent Bank of the transactions contemplated thereby have been duly and validly authorized by action of the Parent Bank. The Agreement of Bank Merger, when duly and validly executed and delivered by the Parent Bank, will constitute a legal, valid and binding obligation of the Parent Bank, enforceable against the Parent Bank in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights, to general equitable principles (regardless of whether such enforceability is considered in equity or at law) and to 12 U.S.C. 1818(b)(6)(D).
     Section 4.6. No Conflict; Required Filings and Consents.
          (a) Except as set forth in Section 4.6(a) of the Parent Confidential Disclosure Schedule, (i) the execution and delivery of this Agreement and the Agreement of Merger, and (ii) the execution and delivery of the Agreement of Bank Merger by the Parent Bank, do not, and the performance of this Agreement and the transactions contemplated hereby and thereby (including the Holding Company Merger and the Bank Merger) by Parent and the Parent Bank, as the case may be, will not, (x) conflict with or violate any provision of the Parent’s Articles of Incorporation or Bylaws or any equivalent organizational documents of any of its Subsidiaries, (y) conflict with or violate any Law applicable to the Parent or any of its Subsidiaries or by which any property or asset of the Parent or any of its Subsidiaries is bound or affected (assuming that all consents, approvals, authorizations and permits described in Section 4.6(b) have been obtained and all filings and notifications described in Section 4.6(b) have been made and any waiting periods thereunder have terminated or expired) or (z) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Parent or any of its Subsidiaries pursuant to any Parent Material Contract filed (as defined in Section 4.15 herein), any Parent Permit, or other instrument or obligation.
          (b) (i) The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, by Parent and (ii) the execution and delivery of the Agreement of Bank Merger, and the consummation of the Bank Merger, by the Parent Bank, do not, and the performance of the transactions contemplated by this Agreement by Parent and the Parent Bank will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except as set forth in Section 4.6(b) of the Parent Confidential Disclosure Schedule. Parent has no knowledge of any reason why all Government Approvals required for consummation of the transactions contemplated by this Agreement, including the Holding Company Merger and the Bank Merger, will not be obtained on a timely basis.
     Section 4.7. Litigation. Except as and to the extent disclosed in the Parent SEC Filings filed prior to the date of this Agreement or as set forth in Section 4.7 of the Parent Confidential Disclosure Schedule, (a) there are no suits, claims, actions, proceedings or investigations pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or which Parent or any of its Subsidiaries has initiated, or for which Parent or any of its Subsidiaries is obligated to indemnify a third party and (b) neither Parent nor any of its Subsidiaries is subject to any outstanding and unsatisfied order, writ, injunction, decree or arbitration ruling, award or other finding. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries that challenges the validity or propriety or seeks to prevent consummation of, the Holding Company Merger or the Bank Merger.
     Section 4.8. Permits; Compliance With Law.
          (a) Each of the Parent and its Significant Subsidiaries is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for it to own, lease and operate its properties or to carry on its business substantially in the manner as it is being conducted (the “Parent Permits”), and all such Parent Permits are valid, and in full force and effect and, to Parent’s knowledge, no suspension or cancellation of any of them is threatened.
          (b) None of the Parent or any of its Significant Subsidiaries is in default or violation of, (i) any Law applicable to Parent or any of its Significant Subsidiaries or by which any of their respective properties or assets is bound or affected or (ii) any Parent Permits.
          (c) The Parent Bank received a rating of “Satisfactory” in its most recent examination for compliance with the Community Reinvestment Act.
     Section 4.9. SEC Filings; Financial Statements; Regulatory Reports.
          (a) Parent has timely filed all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since August 16, 2004 (collectively, the “Parent SEC Filings”). None of Parent’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. Each Parent SEC Filing (i) as of the time it was filed, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and

(ii) did not at the time it was filed (or if subsequently amended or superseded by an Parent SEC Filing made on or prior to the date of this Agreement, then on the date of such subsequent filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
          (b) The Parent’s consolidated financial statements (including, in each case, any notes and schedules thereto) contained in the Parent SEC Filings were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto, or, in the case of interim consolidated financial statements, where information and footnotes contained in such financial statements are not required to be in compliance with GAAP), and in each case such consolidated financial statements fairly presented or will fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of Parent and the consolidated Subsidiaries of Parent as of the respective dates thereof and for the respective periods covered thereby (subject, in the case of unaudited statements, to normal year-end adjustments which did not and which are not expected to, individually or in the aggregate, have a Material Adverse Effect with respect to Parent).
          (c) Except as and to the extent set forth on the consolidated balance sheet of Parent and its consolidated Subsidiaries as of September 30, 2005 (the “Parent Balance Sheet”), neither Parent nor any of its consolidated Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP consistently applied, except for liabilities or obligations (i) incurred in the ordinary course of business since September 30, 2005 that would not, individually or in the aggregate, have a Material Adverse Effect with respect to Parent or (ii) incurred or provided for in, or as contemplated by, this Agreement.
          (d) Each required form, report and document containing financial statements that Parent has filed with or furnished to the SEC since August 16, 2004 was accompanied by the certifications required to be filed or furnished by Parent’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act, and at the time of filing or submission of each such certification, such certification (i) was true and accurate and complied with the Sarbanes-Oxley Act in all material respects, (ii) did not contain any qualifications or exceptions to the matters certified therein, except as otherwise permitted under the Sarbanes-Oxley Act, and (iii) has not been modified or withdrawn. Neither Parent nor any of its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness, content, form or manner of filing or furnishing of such certifications. Parent’s disclosure controls and procedures (as defined in Sections 13a-14(c) and 15d-14(c) of the Exchange Act) effectively enable Parent to comply with, and the appropriate officers of Parent to make all certifications required under, the provisions of the Sarbanes-Oxley Act pertaining to disclosure controls and procedures. Parent’s disclosure controls and procedures (as defined in Sections 13a-15(e) and 15d-15(e) of the Exchange Act) were effective to provide reasonable assurance that material information, relating to Parent and its consolidated Subsidiaries, required to be included in any of the Parent SEC Filings, were made known to Parent management, including its chief executive officer and chief financial officer, respectively, on a timely basis. Neither Parent, nor any of its officers, has received notice from any Governmental Entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications. Parent knows of no reason why Parent’s outside auditors, chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

          (e) Each of Parent and its Subsidiaries has filed all material documents and reports relating to each of Parent and its Subsidiaries required to be filed with Regulatory Authorities. All such reports conform in all material respects with the requirements promulgated by such Regulatory Authorities.
          (f) The Parent and its Subsidiaries maintain a system of internal accounting controls sufficient to provide assurance that (i) transaction are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Neither the Parent nor, to the Parent’s knowledge, the Parent’s independent auditors or any employee of the Parent or its Subsidiaries has identified or been made aware of (A) any fraud, whether or not material, that involves the Parent’s or any Subsidiary’s management or other employees who have a role in the preparation of financial statements or the internal controls used or utilized by the Parent or its Subsidiaries or (B) any claim or allegation regarding any of the foregoing.
     Section 4.10. Regulatory Matters. Except as may otherwise be set forth in Section 4.10 of the Parent Confidential Disclosure Schedule, neither the Parent nor any of its Subsidiaries (i) is, directly or indirectly, party or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or supervisory letter from, any Regulatory Authority or (ii) has been advised by, or has any knowledge of facts which are reasonably expected to give rise to an advisory notice by, any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission. Except as set forth on Section 4.10 of the Parent Confidential Disclosure Schedule, all compliance or corrective action relating to Parent or any of its Subsidiaries required by Regulatory Authorities having jurisdiction over Parent or any of its Subsidiaries has been taken. Each of Parent and its Subsidiaries has paid all assessments made or imposed by and required to have been heretofore paid to any Regulatory Authority.
     Section 4.11. Absence of Certain Changes or Events. Since December 31, 2005, except as set forth in Section 4.11 of the Parent Confidential Disclosure Schedule, (i) Parent and its Significant Subsidiaries have conducted their business in the ordinary course consistent with past practice and (ii) there has not been any Material Adverse Effect with respect to Parent or an event or development that would, individually or in the aggregate, have a Material Adverse Effect with respect to Parent or any of its Significant Subsidiaries.
     Section 4.12. Employee Benefit Plans.
          (a) Section 4.12(a) of the Parent Confidential Disclosure Schedule lists as of the date hereof all Parent Benefit Plans, excluding agreements with former employees under which the Company has no remaining obligations. There have been made available to the Company copies of (i) each such written Parent Benefit Plan, (ii) the most recent annual report on Form 5500 series, with accompanying schedules and attachments, filed with respect to each Parent Benefit Plan required to make such a filing, and (iii) the most recent actuarial valuation for each Parent Benefit Plan, if any, that is subject to Title IV of ERISA.

          (b) Except as set forth in Section 4.12(b) of the Parent Confidential Disclosure Schedule, (i) all Parent Benefit Plans are in compliance with the requirements prescribed by any and all statutes (including ERISA and the Code), orders, or governmental rules and regulations currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, the PBGC, the IRS or Secretary of the Treasury), and Parent and each of its Subsidiaries have performed their respective obligations required to be performed by them under, are not in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Parent Benefit Plans, except for any instances of non-compliance, failures to perform, or defaults or violations that would not, either individually or in the aggregate, have a Material Adverse Effect; (ii) each Parent Benefit Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the IRS, and, to Parent’s knowledge, nothing has occurred which may reasonably be expected to impair such determination; (iii) all obligations in respect of each Parent Benefit Plan have been properly accrued and reflected in the Parent’s most recent financial statements contained in the Parent SEC Filings, (iv) all contributions required to be made to any Parent Benefit Plan pursuant to Section 412 of the Code, or the terms of the Parent Benefit Plan or any collective bargaining agreement, have been made on or before their due dates; (v) with respect to each Parent Benefit Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; and (vi) neither Parent nor any ERISA Affiliate has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than liability for premium payments to the PBGC arising in the ordinary course).
          (c) No Parent Benefit Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code. Parent and each ERISA Affiliate are in compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations thereunder and any similar state law and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations thereunder, except where the failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect.
          (d) Neither Parent nor any of its Subsidiaries maintains, sponsors, contributes or has any liability with respect to any employee benefit plan, program or arrangement that provides benefits to non-resident aliens with no U.S. source income outside of the United States.
     Section 4.13. Labor and Other Employment Matters.
          (a) Parent and each of its Subsidiaries is in compliance in all material respects with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours. Except as set forth in Section 4.13(a) of the Parent Confidential Disclosure Schedule, none of Parent or any of its Subsidiaries is a party to any collective bargaining or other labor union contract applicable to persons employed by Parent or any of its Subsidiaries, and no collective bargaining agreement or other labor union contract is being negotiated by Parent or any of its Subsidiaries. There is no labor dispute, strike, slowdown or work stoppage against Parent or any of its Subsidiaries pending or, to the knowledge of Parent, threatened which would have a Material Adverse Effect with respect to Parent.
          (b) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby by Parent will (either alone or in conjunction with any other event, such as termination of employment) (A) result in any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any director, officer, employee or consultant of Parent or any of its Subsidiaries from Parent or any of its Subsidiaries, (B) increase any benefits otherwise payable or (C) result in any acceleration of the time of payment or vesting of any material benefits, under or pursuant to any such employment agreements or Severance or Change in Control Arrangements.
     Section 4.14. Transactions with Interested Persons. Except as set forth in the Parent SEC Filings filed prior to the date of this Agreement, or as disclosed in Section 4.14 of the Parent Confidential Disclosure Schedule, no officer, director or employee or affiliate of Parent or any of its Subsidiaries nor, to Parent’s knowledge, any member of the immediate family of any such officer, director or employee or affiliate, is presently a party to any transaction with Parent or any of its Subsidiaries of the type or involving an amount that requires such transaction to be disclosed pursuant to Item 404 of Regulation S-K.
     Section 4.15. Material Contracts. Except as set forth in Section 4.15 of the Parent Confidential Disclosure Schedule, none of Parent or any of its Subsidiaries is a party to or bound by any Contract that (a) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K), (b) which would prohibit or materially delay the consummation of the Holding Company Merger or the Bank Merger, (c) limits the ability of Parent or its Subsidiaries from competing in any line of business, in any geographic area or with any person, or which requires referrals of business or requires Parent or any of its Subsidiaries to offer products or services of any other person on a priority or exclusive basis, or (d) gives rise to any material payments or material benefits to any other person as a result of the transactions contemplated hereby, including the Holding Company Merger and the Bank Merger (collectively, “Parent Material Contracts”). Each Parent Material Contract is valid and binding on Parent or the Subsidiary (as the case may be) that is a party thereto and, to Parent’s knowledge, each other party thereto, and is in full force and effect, and Parent or its Subsidiary that is a party thereto has performed all of its obligations required to be performed by it to the date hereof under each such Parent Material Contract and, to Parent’s knowledge, each other party to each Parent Material Contract has in all respects performed all obligations required to be performed by it under such Parent Material Contract, except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to Parent. None of Parent or any of its Subsidiaries has received any written notice of any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Parent Material Contract.
     Section 4.16. Environmental Matters.
          (a) Except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to Parent, to Parent’s knowledge, Parent and each of its Subsidiaries (i) is in compliance with all, and is not subject to any liability with respect to any, applicable Environmental Laws, (ii) holds or has applied for all Environmental Permits necessary to conduct its current operations, and (iii) is in compliance with its respective Environmental Permits.
          (b) None of Parent or any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that Parent or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law.
          (c) None of Parent or any of its Subsidiaries (i) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to (A) compliance with Environmental Laws or Environmental Permits or (B) the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and no investigation, litigation or other proceeding is pending or, to the knowledge of Parent, threatened with respect thereto, or (ii) is an indemnitor in connection with any claim threatened or asserted in writing by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials.
          (d) None of the real property owned or leased by Parent or any of its Subsidiaries is listed or, to the knowledge of Parent, proposed for listing on the “National Priorities List” under CERCLA, as updated through the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.
          (e) To the knowledge of Parent, there are no past or present conditions, circumstances, or facts that may (i) interfere with or prevent continued compliance by Parent or any of its Subsidiaries with Environmental Laws and the requirements of Environmental Permits, (ii) give rise to any liability or other obligation under any Environmental Laws, or (iii) form the basis of any claim, action, suit, proceeding, or investigation against or involving Parent or any of its Subsidiaries based on or related to any Environmental Law.
     Section 4.17. Intellectual Property. Each of Parent and its Subsidiaries owns or has a valid and binding license to use all Parent Intellectual Property necessary to carry on its business substantially as currently conducted Neither Parent nor any of its Subsidiaries has received any notice of infringement of or conflict with, and to the Company’s knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any Intellectual.
     Section 4.18. Taxes.
          (a) Each of Parent and its Subsidiaries has duly and timely filed with the appropriate Tax authorities or other Governmental Entities all material Tax Returns required to be filed. All such Tax Returns are complete and accurate in all respects, except as would not, individually or in the aggregate, have a Material Adverse Effect. All Taxes shown as due on such Tax Returns have been timely paid.
          (b) Subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect, the unpaid Taxes of Parent and its Subsidiaries did not, as of the dates of the most recent financial statements contained in the Parent SEC Filings, exceed the reserve for Tax liability set forth on the face of the balance sheets contained in such financial statements.
          (c) Subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect, (i) no deficiencies for Taxes with respect to Parent or any of its Subsidiaries have been claimed, proposed or assessed by a Tax authority or other Governmental Entity in writing to Parent, any of its Subsidiaries or any of their respective affiliates and (ii) no audit or other proceeding for or relating to any liability in respect of Taxes of Parent or any of its Subsidiaries is being conducted by any Tax authority or Governmental Entity, and neither Parent nor any of its Subsidiaries has received notification in writing that any such audit or other proceeding is pending.
          (d) There are no material Tax liens upon any property or assets of Parent or any of its Subsidiaries except (i) liens for current Taxes not yet due and payable and (ii) liens for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained in accordance with GAAP.
          (e) Parent and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect.
          (f) None of Parent or any of its Subsidiaries has any liability for the Taxes of any person (other than members of the consolidated group of which Parent is the common parent) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), (ii) as a transferee or successor, or (iii) by contract, except in each case where such liability for Taxes would not, individually or in the aggregate, have a Material Adverse Effect.
          (g) Parent and its Subsidiaries have made available to the Company correct and complete copies of all federal Tax Returns for Tax periods ending on or after December 31, 2003.
          (h) Neither Parent nor any of its Subsidiaries is a party to, is bound by or has any obligation under any material Tax sharing or Tax indemnity agreement or similar contract or arrangement other than any agreement, contract or other arrangement between Parent and its Subsidiaries.
     Section 4.19. Insurance. Parent and each of its Subsidiaries are insured with reputable insurers against such risks and in such amounts as is customary and prudent in accordance with prevailing practices in the banking industries. All such policies are in full force and effect, all premiums due and payable have been paid, and no written notice of cancellation or termination has been received with respect to any such policy and all of such policies, or predecessor policies covering similar risks, have been in full force and effect continuously for at least the past five (5) years. No insurer has advised Parent or any of its Subsidiaries that it intends to materially reduce coverage or materially increase any premium under any such policy, or that coverage is not available (or that it will contest coverage) for any material claim made against Parent or any of its Subsidiaries.
     Section 4.20. Properties. Each of Parent and its Subsidiaries has good and valid title to or a valid leasehold interest in all of its properties and assets reflected on the Parent Balance Sheet or acquired after the date thereof (“Parent Property”), except for (a) properties and assets sold or otherwise disposed of in the ordinary course of business since the date of such balance sheet and (b) properties and assets the loss of which would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in Section 4.20 of the Parent Confidential Disclosure Schedule, the Parent Property is free and clear of all Liens except (i) Liens for current taxes and assessments not yet due or payable, (ii) pledges to secure deposits and other Liens incurred in the ordinary course of business, and (iii) any Liens that do not materially detract from the value or impair the use of the Property or assets subject thereto.
     Section 4.21. Derivative Transactions. All Derivative Transactions to which any of Parent or its Subsidiaries is a party were entered into in the ordinary course of business, consistent with safe and sound banking practices and regulatory guidance, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Parent and its Subsidiaries, as applicable. All of such Derivatives Transactions are legal, valid and binding obligations of Parent or a Subsidiary of Parent, as the case may be, enforceable in accordance with their terms (except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally), and are in full force and effect. Parent and each Subsidiary of Parent has duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and, to Parent’s knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

     Section 4.22. Loans; Nonperforming and Classified Assets. Each Loan on the books and records of the Parent and its Subsidiaries was made and has been serviced in all material respects in accordance with their customary lending standards in the ordinary course of business. Schedule 4.22 of the Parent Confidential Disclosure Schedule sets forth a list, as to Parent and its Subsidiaries and as of the latest practicable date prior to the date of this Agreement, of: (i) any written or, to Parent’s knowledge, oral Loan under the terms of which the obligor is 60 or more days delinquent in payment of principal or interest, or to Parent’s knowledge, in default of any other material provision thereof; (ii) each Loan which has been classified as “substandard,” “doubtful,” “loss” or “special mention” (or words of similar import) by Parent or any of its Subsidiaries or an applicable Regulatory Authority (it being understood that no representation is being made that the FRB or DFI would agree with the loan classifications established by Parent or any of its Subsidiaries); (iii) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (iv) each Loan with any director, executive officer or five percent (5%) or greater shareholder of Parent or any of its Subsidiaries, or to the knowledge of Parent, any Person controlling, controlled by or under common control with any of the foregoing.
     Section 4.23. Allowance for Loan and Lease Losses. The ALL of Parent and its Subsidiaries is, and shall be as of the Effective Time, adequate as provided under the standards established by applicable Governmental Entities and the Financial Accounting Standards Board.
     Section 4.24. No Other Merger or Business Combination Agreements. As of the date hereof, Parent does not have any legal obligation, absolute or contingent, to any other person to sell, directly or indirectly, Parent or any of its Subsidiaries or to effect any merger, share exchange, consolidation, business combination, recapitalization, liquidation or other reorganization of Parent or any of its Subsidiaries or to enter into any agreement with respect thereto.
     Section 4.25. Ownership of Company Common Stock. As of the date hereof, neither Parent nor any of Parent’s “Affiliates” or “Associates” directly or indirectly “owns,” beneficially or otherwise, any Company Common Stock.
     Section 4.26. Opinion of Financial Advisor. The Parent has received from Carpenter & Co. its opinion, dated February 15, 2006 (the “Parent Fairness Opinion”), to the effect that, as of such date and based on and subject to the matters set forth in that Opinion, the Merger Consideration is fair, from a financial point of view, to the shareholders of the Parent.
     Section 4.27. No Brokers. Except as set forth in Section 4.27 of the Parent Confidential Disclosure Schedule, no action has been taken by Parent or its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement.
     Section 4.28. Books and Records. All books and records of the Parent and its Subsidiaries have been fully, properly and accurately maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of the Parent and its Subsidiaries.
     Section 4.29. Disclosure. The representations and warranties contained in this Article IV, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV not misleading.

ARTICLE V
Mutual Covenants of the Parties
     Section 5.1. Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of Parent and the Company agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws, so as to enable the parties to consummate, as soon as practicable, the Holding Company Merger and the Bank Merger and the other transactions contemplated hereby which are required to be performed prior to or at the Effective Time, including the satisfaction of the conditions set forth in this Agreement, and the parties shall cooperate fully with each other to that end.
     Section 5.2. Shareholder Meetings and Approvals. Parent shall seek and shall use its reasonable best efforts as soon as reasonably practicable to obtain the Parent Shareholder Approval in accordance with the applicable provisions of Parent’s Articles and Bylaws, the CGCL and this Agreement, at a duly called and noticed meeting of such Shareholders including any adjournment or postponement thereof (the “Parent Shareholders’ Meeting”) to be held for the purpose of considering and voting on the approval of those matters. The Company shall seek and shall use its reasonable best efforts to obtain as soon as reasonably practicable the Company Shareholder Approval, in accordance with the applicable provisions of the Company’s Articles of Incorporation and Bylaws, the CGCL and this Agreement, at a duly called and noticed meeting of the Company Shareholders to be held for the purpose of considering and voting on the approval of that matter including any adjournment or postponement thereof (the “Company Shareholders’ Meeting”).
     Section 5.3. Preparation of Registration Statement and Proxy Statement/Prospectus.
          (a) As promptly as practicable after the execution of this Agreement, (i) Parent shall prepare and file with the SEC and any states, if required by the blue sky laws thereof, the Registration Statement and (ii) the Parent and the Company shall jointly prepare, for inclusion in the Registration Statement and shall file with the SEC the Proxy Statement/Prospectus. Copies of the Proxy Statement/Prospectus shall be provided by the Company and Parent to the Nasdaq National Market in accordance with its rules. For and in connection with the preparation and filing of the Registration Statement and Proxy Statement/Prospectus:
               (i) Each of Parent and the Company shall cause the Proxy Statement/Prospectus to comply as to form in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the rules and regulations of the Nasdaq National Market and, in connection therewith shall furnish such information about itself and its business, its management and its financial condition and operating results, including its respective consolidated financial statements, appropriate opinions and consents as the other party may reasonably request for inclusion or incorporation in, and the parties shall otherwise cooperate with each other in connection with the preparation and filing of, the Registration Statement and the Proxy Statement/Prospectus.
               (ii) Each of Parent and the Company shall notify the other of the receipt of (A) any comments from the SEC on the Registration Statement or the Proxy Statement/Prospectus, (B) any requests by the SEC for any amendments or supplements thereto or for additional information, and shall provide to each other promptly copies of all correspondence between Parent, the Company or any of their representatives and advisors, on the one hand, and the SEC, on the other hand.
               (iii) Parent shall use its reasonable best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as practicable after it has been filed with the SEC and the Company shall provide Parent such cooperation therewith as the Parent may reasonably request.
          (b) The Proxy Statement/Prospectus shall include:
               (i) with respect to the Company and its shareholders: (A) subject to Section 6.3 hereof, the Company Board’s recommendation that the Company Shareholders vote in favor of adoption of this Agreement (the “Company Board Recommendation”) and (B) a discussion of the Company Fairness Opinion referred to in Section 3.26 hereof in compliance with applicable Law, and
               (ii) with respect to Parent and its shareholders: (A) the Parent Board’s recommendation that the Parent Shareholders vote in favor of the adoption of this Agreement, (the “Parent Board Recommendation”), and (B) a discussion of the Parent Fairness Opinion referred to in Section 4.28 hereof in compliance with applicable law.
          (c) Except as may be required by applicable Law, no amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement shall be made without the approval of both the Parent and the Company, which approval shall not be unreasonably withheld or delayed. Each of the parties hereto shall advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Parent Shares for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.
          (d) Following the effective date of the Registration Statement, Parent and the Company shall mail the Proxy Statement/Prospectus to their respective Shareholders in sufficient time to enable the Parent Shareholder Meeting and the Company Shareholder Meeting to be held at the time or times set forth in Section 5.2 hereof.
     Section 5.4. Public Announcements. The press release announcing the execution by the parties of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and Parent. Neither the Company nor Parent shall issue any other press release or otherwise make any public statement with respect to this Agreement and the Holding Company Merger or Bank Merger or which could reasonably be expected to affect the outcome of the voting by the parties’ respective shareholders on the Holding Company Merger without first consulting and obtaining the prior consent of the other party (which shall not be unreasonably withheld or delayed) to the issuance of such press release or the making of such public statement. Notwithstanding the foregoing, however, a party may issue such a press release or make such a public statement without consulting or obtaining the prior consent of the other party, provided that such party concludes in good faith, after consultation with its legal counsel, that such party is required by applicable Law (or by any listing agreement with a national securities exchange or automated quotation system applicable to it) to issue such press release or make such public statement.
     Section 5.5. Appropriate Actions; Consents; Filings.
          (a) Parent and the Company shall use their reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise in order to consummate and make effective the transactions contemplated by this Agreement that are intended to be consummated prior to the Effective

Time as promptly as practicable hereafter, (ii) obtain from any Governmental Entity any Government Approvals required to be obtained or made by the Company or Parent or any of their respective Subsidiaries, or to avoid or cause to be withdrawn or terminated, without prejudice to the parties, any action or proceeding by any Governmental Entity, in connection with the authorization, execution and delivery of this Agreement and the consummation of the Holding Company Merger and the Bank Merger as contemplated hereby and thereby, and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Holding Company Merger and the Bank Merger required under (A) the BHCA, (B) the California Financial Code, (C) the Bank Merger Act, (D) the Exchange Act, and any other applicable federal or state securities Laws, and (E) any other applicable Law; provided, that the Company and Parent shall cooperate with each other in connection with the preparation and making of all such filings, including, if requested, by providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith; provided further, that any initial filings with Governmental Entities (other than the Registration Statement, the Agreement of Merger, the Certificate of Merger and the Agreement of Bank Merger) shall be made by Parent as soon as reasonably practicable after the execution hereof but, provided that the Company has cooperated as described above, in no event later than 60 calendar days after the date hereof; and provided further, that nothing in this Section 5.5(a) shall require the expenditure of money by Parent or the Company to a third party in exchange for any such consent (other than filing or processing fees) except as required by applicable Law. The Company and Parent shall furnish to each other all information reasonably required for any application or other filing under applicable Law in connection with the transactions contemplated by this Agreement.
          (b) The Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, reasonable best efforts to obtain any third party consents, (i) necessary, proper or advisable to consummate the transactions contemplated in this Agreement, or (ii) disclosed in the Company Confidential Disclosure Schedule or the Parent Confidential Disclosure Schedule, as applicable. In the event that either party shall fail to obtain any such third party consent, that party shall use its reasonable best efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect on the consummation of the Holding Company Merger, the Bank Merger, the Company and Parent, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.
     Section 5.6. Tax Treatment of the Holding Company Merger. Parent and the Company intend that the Holding Company Merger qualify as a tax-free reorganization for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code and the parties hereto hereby adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder. The parties and their Subsidiaries, respectively, both before and after the Effective Time, shall (a) use reasonable best efforts to cause the Holding Company Merger to so qualify; (b) refrain from taking any action that would reasonably be expected to cause the Holding Company Merger to fail to so qualify; and (c) take the position for all tax purposes that the Holding Company Merger so qualifies.
     Section 5.7. Section 16 Matters. The Board of Directors of the Company and Parent shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) under the Exchange Act to exempt the conversion of Company Shares into Parent Common Stock by officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act or by employees of the Company who may become an officer or director of Parent subject to the reporting requirements of Section 16(a) of the Exchange Act. In furtherance of the foregoing, prior to the Effective Time, the board of directors of the Company shall adopt resolutions that specify (A) the name of each individual whose disposition of Company Shares (including Company Options) is to be exempted, (B) the number of Shares (including Company Options) to be disposed of by each such individual, and (C) that the approval is granted for purposes of exempting the disposition from Section 16(b) of the Exchange Act under Rule 16b-3(e) of the Exchange Act. Parent and the Company shall provide to counsel of the other party for its review copies of such resolutions to be adopted by the respective Boards of Directors prior to such adoption and the Company shall provide Parent with such information as shall be reasonably necessary for Parent’s Board of Directors to set forth the information required in the resolutions of Parent’s Board of Directors.
     Section 5.8. Notification of Certain Matters. Each of the Company and Parent shall give prompt notice to the other of any fact, event or circumstance that becomes known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect, or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein or (c) could reasonably be expected to result in the failure of a condition in Article VIII, IX or X to be satisfied.
     Section 5.9. Dividends. Until the Effective Time, Company and Parent shall coordinate the declaration and payment of any dividends in respect of Company Common Stock and Parent Common Stock and the record dates and the payment dates relating thereto, it being the intention of Parent and Company that holders of Company Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Company Common Stock and/or any shares of Parent Common Stock that any such holder receives in exchange therefore pursuant to the Holding Company Merger.
     Section 5.10. Filings. The Company and Parent will timely file all respective registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed by them under the Securities Act or the Exchange Act, as the case may be, after the date hereof.
     Section 5.11. Registration Statement, Proxy Statement/Prospectus. Each of Company and Parent agrees that none of the information supplied by it for inclusion or incorporation by reference in the Registration Statement, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, shall contain, at the time such Registration Statement or filing is filed with and at the time it is declared effective by the SEC, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Company and Parent agrees that none of the information supplied by it for inclusion or incorporation by reference in the Proxy Statement/Prospectus shall contain, on (i) the date it is first mailed to the Company Shareholders and Parent Shareholders and (ii) at the time or times when the Company Shareholder Meeting and Parent Shareholder Meeting are held, any statement which, at such time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier Company or Parent communication with respect to the solicitation of proxies for the Company Shareholder Meeting and the Parent Shareholder Meeting, as the case may be, which has become false or misleading. If at any time prior to the Company Shareholder Meeting or Parent Shareholder Meeting, any event relating to the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, or their respective affiliates, officers or directors, should be discovered by the Company or Parent, as the case may be, which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement/Prospectus,

the Company or Parent will promptly inform the other party. As to the Company and Parent, the Proxy Statement/Prospectus shall comply in all material respects as to form and substance with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, neither the Company nor Parent makes any representation or warranty with respect to any information supplied by the other party which is contained in or incorporated by reference in any of the foregoing documents.
ARTICLE VI
Covenants of the Company
     Section 6.1. Conduct of Business by the Company Pending the Closing. The Company agrees that, between the date of this Agreement and the earlier of the Effective Time or the termination of this Agreement, except as set forth in Section 6.1 of the Company Confidential Disclosure Schedule or as specifically required or permitted by this Agreement or required by Law, unless Parent shall otherwise consent thereto in writing, the Company shall, and shall cause each of its Subsidiaries to, conduct its operations only in the ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, shall use its reasonable best efforts to (x) preserve its and each of its Subsidiaries’ business organization and its rights, authorizations, franchises and other authorizations issued by Governmental Entities intact, (y) keep available the present services of the current officers and employees of the Company and each of its Subsidiaries, and (z) preserve the goodwill of the customers of the Company and each of its Subsidiaries with whom business relationships exist. By way of amplification and not limitation, except as set forth in Section 6.1 of the Company Confidential Disclosure Schedule or as specifically required or permitted by any other provision of this Agreement or required by Law, between the date of this Agreement and the earlier of the Effective Time or the termination of this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):
          (a) amend or otherwise change its Company Articles or Bylaws or equivalent organizational documents;
          (b) enter into a plan of consolidation, merger, share exchange, reorganization or similar business combination with or involving any other Person, or a letter of intent or agreement in principle with respect thereto, other than in accordance with Section 6.3(e) of this Agreement or as contemplated by this Agreement;
          (c) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of any shares of capital stock or rights of, or other Equity Interests in, the Company or any of its Subsidiaries of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by contract right), of the Company or any of its Subsidiaries, including but not limited to any shares of capital stock to be issued but excluding the issuance of Company Common Stock upon the exercise or conversion of Company Options or Company Warrants outstanding as of the date hereof in accordance with their terms;
          (d) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets (including Intellectual Property) of the Company or deposits of the Company

Bank, except (i) pursuant to existing Contracts or commitments listed on Section 6.1(d) of the Company Confidential Disclosure Schedule; (ii) the sale of SBA or commercial loans in the ordinary course of business consistent with past practice; or (iii) the sale or purchase of goods or the pledge of securities in the ordinary course of business consistent with past practice and in a transaction that together with all other transactions is not material to the Company and its Subsidiaries taken as a whole;
          (e) other than normal quarterly cash dividends not in excess of $0.05 per share of Company Common Stock, declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof); provided, however, that no dividends shall be paid by the Company or any Subsidiary if (i) the Company or any Subsidiary shall be required to borrow funds to do so or (ii) such dividend shall cause the Company or any Subsidiary to cease to qualify as a “well-capitalized” institution under applicable FRB or FDIC rules;
          (f) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or other securities;
          (g) enter into any agreement or otherwise agree to acquire, directly or indirectly (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise), all or any portion of the assets or properties of any business, or any interest therein (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business consistent with past practice);
          (h) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person for borrowed money, other than in the ordinary course of business consistent with past practice;
          (i) terminate, cancel or request any material change in, or agree to any material change in, or enter into any new, Company Material Agreement, other than in the ordinary course of business and consistent with past practice;
          (j) except as may be required by contractual commitments or corporate policies with respect to bonuses, annual salary increases, severance or termination pay in existence on the date of this Agreement and except for bonus payments identified in Section 6.1(j) of the Company Confidential Disclosure Schedule relating to service performed during the Company’s 2005 fiscal year: (i) increase the compensation or benefits payable or to become payable to its current or former directors, officers or employees other than increases in compensation for non-executive officers and other employees in the ordinary course of business and consistent with past practice; (ii) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any current or former director, officer or other employee of the Company or any of its Subsidiaries, or establish, adopt, enter into, make any contribution to, or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former director, officer or employee, except to the extent required by applicable Law or this Agreement or to satisfy contractual obligations existing as of the date hereof or as otherwise set forth on Schedule 6.1(j) of the Company Confidential Disclosure Schedule; or (iii) take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan, other than as permitted by this Agreement;

          (k) hire any person as an employee of the Company or any of its Subsidiaries or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth in Section 6.1(k) of the Company Confidential Disclosure Schedule, (ii) persons hired to fill any vacancies arising after the date hereof and whose employment is terminable at the will of the Company or applicable Subsidiary, and (iii) persons hired to fill newly created positions other than any person to be hired under this clause (iii) who would be entitled to receive cash compensation, including any guaranteed bonus, of more than $75,000 per annum;
          (l) enter into any new line of business except as set forth in Section 6.1(l), offer any new product or change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies except as required by a Governmental Entity or file any application or make any contract with respect to branching or site location or branching or site relocation;
          (m) enter into any Derivatives Transaction;
          (n) acquire (other than by way for foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security or equity investment other than federal funds or United States government securities or United States government agency securities, in each case with a term of one (1) year or less;
          (o) make any loan, loan commitment or renewal or extension thereof to any Person which would, when aggregated with all outstanding loans, commitments for loans or renewals or extensions thereof made to such Person and any affiliate or immediate family member of such Person, exceeds $2,000,000 without submitting complete loan package information customarily submitted to the Company Bank Board or the Company Bank loan committee in connection with obtaining approval of such action to the chief financial officer of Parent for review with a right of comment at least three (3) Business Days prior to taking such action; provided, that, if Parent objects in writing to such loan or loan commitment or renewal or extension thereof by the end of such third Business Day, the Company shall be required to obtain the approval of a majority of the members of (i) the Company or Company Bank Board (as applicable) or (ii) the Company Bank loan committee, prior to making such loan or loan commitment or renewal or extension thereof;
          (p) make any capital expenditures other than those identified in Section 6.1(p) of the Company Confidential Disclosure Schedule and other additional capital expenditures in the ordinary course of business consistent with past practice not exceeding $50,000 individually or $100,000 in the aggregate;
          (q) accelerate the payment of any material liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice;
          (r) make any material change in accounting policies or procedures, other than as required by GAAP or by a Governmental Entity;
          (s) waive, release, assign, settle or compromise any claims, or any litigation or arbitration for an amount in excess of $50,000, individually, or $100,000 in the aggregate, or which would impose any restriction on the Company’s or any Subsidiary’s ability to conduct its business as presently conducted or would create a precedent for claims that are reasonably likely to be material to the Company and its Subsidiaries taken as a whole;

          (t) make any material tax election, settle or compromise any material liability for Taxes, extend the statute of limitations with any Tax authority, or file any proceeding in court in any tax litigation or any appeal from an asserted tax deficiency file or amend any Tax Return or file any refund for Taxes, other than in the ordinary course of business;
          (u) reclassify any investment security from hold-to-maturity or available to sale to trading; or
          (v) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.
     Section 6.2. Access to Information; Confidentiality. From the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries and each of their respective directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, and agents and other representatives (collectively, “Representatives”) to, subject to applicable Law, (a) provide to Parent and its respective Representatives access at reasonable times upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to the books and records (including, without limitation, tax returns and work papers of independent auditors) thereof and (b) furnish promptly such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company and its Subsidiaries as the Parent and its Representatives may reasonably request, provided that such access and furnishing of information does not impair the Company’s ability to conduct its operations in the ordinary course of business. Except as required by Law or as necessary to consummate the transactions contemplated by this Agreement, Parent and Company shall not disclose the Company Confidential Disclosure Schedule and Parent Confidential Disclosure Schedule, respectively. to any other party. With respect to the information disclosed pursuant to this Section 6.2 and the Confidential Disclosure Schedules, the parties shall comply with all of their respective confidentiality and other obligations under that certain letter agreement dated December 31, 2005, previously executed by Parent and the Company (the “Confidentiality Agreement”).
     Section 6.3. No Solicitation of Acquisition Proposals.
          (a) The Company agrees that neither it nor any of its Subsidiaries shall, and that it shall direct and use its reasonable best efforts to cause its and its Subsidiaries’ Representatives not to, directly or indirectly: (i) encourage, initiate, solicit or take any other action designed to facilitate an Acquisition Proposal or the making, submission or announcement of any Acquisition Proposal or take any other action designed to facilitate or that is likely to result in, any inquires or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any Acquisition Proposal; (ii) participate or engage in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action to facilitate the submission of any inquiry or the making of any proposal that constitutes or may reasonably be expected to lead to an Acquisition Proposal; (iii) engage in discussions with any person with respect to an Acquisition Proposal, except to notify such person as to the existence of these provisions and refer such person to this Agreement; (iv) approve, endorse or recommend, or propose to approve, endorse, or recommend any Acquisition Proposal; (v) enter into any letter of intent or similar document or any agreement, commitment or understanding contemplating or otherwise relating to any Acquisition Proposal; or (vi) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal. The Company agrees that it shall immediately terminate and shall cause its Subsidiaries, and use its reasonable best efforts to cause its and its Subsidiaries’ Representatives, to terminate, immediately, all current discussions or negotiations (if any) in which any of them may be involved with any third party with respect to an Acquisition Proposal. The Company also shall promptly request that each person which has heretofore executed a confidentiality agreement with it or any of its Subsidiaries or any of its or its Subsidiaries’ Representatives with respect to such person’s consideration of a possible Acquisition Proposal to return promptly or destroy all confidential information heretofore furnished to such person or its Representatives in accordance with the terms of such person’s confidentiality agreement.
          (b) Notwithstanding Section 6.3(a) or anything to the contrary that may be contained elsewhere in this Agreement, if, prior to the date of the Company Shareholders’ Meeting, the Company or any of its Subsidiaries, or any of their respective Representatives, receives a written Acquisition Proposal from any person, which Acquisition Proposal did not result from a breach of Section 6.3(a) and appears, on its face to be bona fide, and the Company Board (or any committee thereof) determines in good faith, after consultation with its financial advisor (which may be its existing Financial Advisor or any affiliate thereof), that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, then, subject to its compliance with this Section 6.3 and after giving notice to Parent, the Company or its Representatives may (i) furnish information with respect to the Company to the person who has made such Acquisition Proposal, or any of its Representatives, pursuant to a confidentiality agreement containing confidentiality provisions not materially less restrictive than those contained in the Confidentiality Agreement; provided that such information has previously been provided to Parent or is provided to Parent substantially concurrently with the time it is provided to such person or its Representatives, and (ii) participate in discussions and negotiations with such person regarding such Acquisition Proposal. The Company shall advise Parent orally and in writing of the receipt of any Acquisition Proposal, or any inquiry that could reasonably be expected to lead to an Acquisition Proposal (in each case within two (2) Business Days of receipt thereof), specifying the material terms and conditions thereof and the identity of the person making such Acquisition Proposal or inquiry (as the case may be) and the Company shall use its reasonable best efforts to provide to Parent a copy of all written materials provided to the Company or any of its Subsidiaries in connection with any such Acquisition Proposal not later than 48 hours after the receipt of same by the Company or any of its Subsidiaries and, in order to be able to do so, the Company agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any person subsequent to the date hereof which prohibits the Company from providing such information to Parent. The Company shall notify Parent (within forty-eight hours) orally and in writing of any material modifications to the financial or other material terms of any such Acquisition Proposal or inquiry and shall provide to Parent, within that same timeframe, a copy of all written materials subsequently provided to or by the Company or any Subsidiary in connection with any such Acquisition Proposal.
          (c) Neither the Company Board nor any committee thereof shall withdraw, modify or amend, or propose to withdraw, modify or amend, in a manner adverse to Parent, the Company Board Recommendation or resolve to do so; provided, however, that notwithstanding the foregoing, the Company Board, or any committee thereof, may withdraw, or modify or amend in a manner adverse to the Parent, the Company Board Recommendation and if it takes such action, it also may terminate its efforts to hold, and cancel or postpone, the Company Shareholders’ Meeting, in the event that the Company receives a Superior Proposal and the Company Board, or any committee thereof, determines in good faith, after consultation with its outside legal counsel (which may be its current outside legal counsel), that failure to take such actions could result in a breach of the Company Board’s fiduciary obligations under Governing Law.
          (d) In addition to the obligations set forth in Sections 6.3(a) and 6.3(b), the Company shall (i) advise Parent as promptly as practicable (and in any event within 24 hours) following the commencement of any discussions or negotiations with respect to any Acquisition Proposal and the material terms and conditions that are the subject of such discussions or negotiations and (ii) keep Parent reasonably informed of the status and material details (including material amendments) with respect to the information previously provided, pursuant to this Section 6.3(d), by the Company in connection with any such Acquisition Proposal.
          (e) The Company Board (or any committee thereof) may, after the date of this Agreement and prior to the date of the Company Shareholders’ Meeting, terminate this Agreement to enter into an agreement with respect to such Superior Proposal, but only if:
               (i) such Superior Proposal did not result from a breach by the Company of its covenants contained in Section 6.3 hereof;
               (ii) the Company Board (or any committee thereof) shall have first provided prior written notice to Parent that it is prepared to terminate this Agreement to enter into an agreement with respect to a Superior Proposal, which notice shall attach the most current version of any written agreement relating to the transaction that constitutes such Superior Proposal; and
               (iii) Parent does not make, within five (5) Business Days after the receipt of the notice referred to in clause (ii) of this Section 6.3(e), a binding, written and complete (including any schedules or exhibits) proposal that the Company Board (or any committee thereof) determines in good faith, after consultation with its financial advisor (which may be its current Financial Advisor or any affiliate thereof), is more favorable to the shareholders of the Company as such Superior Proposal and which, by its terms, may be accepted at any time within five (5) Business Days following such five (5) Business Day period.
          (f) In the event of any termination of this Agreement by the Company pursuant to Section 6.3(e), the Company shall pay, as a condition to such termination, the termination fee to Parent pursuant to Section 11.2(b) concurrently with such termination.
          (g) The Company shall be permitted to comply with Rule 14d-9, Rule 14e-2 or Item 1012 of Regulation M-A promulgated under the Exchange Act; provided, however, that compliance with such rules and items will in no way limit or modify the effect of such action pursuant to such rules and items would otherwise have under this Agreement.
          (h) If the Company Board or any committee thereof takes, agrees or resolves to take any action permitted by this Section 6.3 without the Company, its Subsidiaries or any of its or its Subsidiaries Representatives breaching any of the terms of this Section 6.3, including, but not limited to any of the actions set forth in Section 6.3(c) and Section 6.3(e) above, such action shall not, in any way, constitute a breach of this Agreement by the Company.
     Section 6.4. Accounting. At or prior to the Effective Time, the Company shall and shall cause its Subsidiaries to, consistent with GAAP, the rules and regulations of the SEC, and applicable Law, modify or change its loan, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Parent; provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Section 8.1(e); and further provided, that in any event, no accrual or reserve made by the Company or any of its Subsidiaries pursuant to this Section 6.4 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement or condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of the Company or its subsidiaries with any such adjustments.
     Section 6.5. Control of the Company’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.
     Section 6.6. Affiliates. The Company shall cooperate to use its commercially reasonable best efforts to identify those persons who may be deemed to be “affiliates” of the Company within the meaning of Rule 145 promulgated by the SEC under the Securities Act (such persons being “Company Affiliates”). The Company shall use its commercially reasonable best efforts to cause each person so identified to deliver to Parent, no later than the date of the Company Shareholders’ Meeting, a written agreement substantially in the form of Exhibit G hereto.
     Section 6.7. Estoppel Letters. The Company shall use its commercially reasonable best efforts to obtain and deliver to the Parent at the Effective Time with respect to all real estate (i) owned by the Company or any of its Subsidiaries, an estoppel letter dated as of a date within fifteen days (15) of the Closing in the form of Exhibit H hereto from all tenants and (ii) leased by the Company or any of its Subsidiaries, an estoppel letter dated as of date within fifteen (15) days of the Closing in the form of Exhibit I from all lessors.
     Section 6.8. Noncompetition and Nonsolicitation Agreements. Company shall use its reasonable best efforts to cause each member of the Company Board identified on Schedule E-1 to have executed and delivered to Parent a Noncompetition Agreement in the form of Exhibit E-1 hereto and each of the executive officers of the Company and Company Bank identified on Schedule E-2 to have executed and delivered to Parent nonsolicitation agreements in the form of Exhibit E-2, in each case simultaneously with the execution of this Agreement.
     Section 6.9. Company Benefit Plans; SERP. Company shall terminate, amend or take such other actions with respect to the Company Benefits Plans as are set forth in Section 7.4 as and when specified in Section 7.4.
     Section 6.10. Transaction Expenses. The Company shall exercise its commercially reasonable efforts to ensure that at least two (2) Business Days prior to the Effective Time of the Holding Company Merger, all attorneys, accountants, investment bankers and other advisors and agents for the Company and its Subsidiaries shall have submitted to the Company estimates of their fees and expenses for all services rendered or to be rendered in any respect in connection with the transactions contemplated hereby to the extent not already paid, and based on such estimates, the Company shall have prepared and submitted to Parent a summary of such fees and expenses for the transaction. At or prior to the Effective Time of the Holding Company Merger the Company shall use its best efforts to cause such advisors to submit their final bills for all material fees and expenses to the Company for services rendered, a copy of which the Company shall have caused to be delivered to Parent, and based on such summary, the Company shall have prepared and submitted to Parent a final calculation of such fees and expenses, and shall accrue and pay the amount of such fees and expenses as calculated above, after a copy of all such bills and calculation of such fees and expenses has been delivered to Parent. Nothing herein shall invalidate responsibility to pay any valid invoice received after the Effective Time of the Holding Company Merger.

ARTICLE VII
Covenants of Parent
     Section 7.1. Conduct of Business by Parent Pending the Closing. Parent agrees that, between the date of this Agreement and the earlier of the Effective Time or the termination of this Agreement, except as set forth in Section 7.1 of the Parent Confidential Disclosure Schedule or as specifically required or permitted by this Agreement or required by Law, unless the Company shall otherwise consent thereto in writing (which consent shall not be unreasonably withheld or delayed and shall be deemed to have been given by the Company if it does not refuse its consent within three (3) Business Days of its receipt of a request therefore from Parent), Parent shall, and shall cause each of its Subsidiaries to, conduct its operations only in the ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, shall use its reasonable best efforts to (y) preserve its and each of its Subsidiaries’ business organization and its rights, authorizations, franchises and other authorizations issued by Governmental Entities intact and (z) preserve the goodwill of the customers of Parent and each of its Subsidiaries with whom business relationships exist. By way of amplification and not limitation, except as set forth in Section 7.1 of the Parent Confidential Disclosure Schedule or as specifically required or permitted by any other provision of this Agreement or required by Law, between the date of this Agreement and the earlier of the Effective Time or the termination of this Agreement, Parent shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do, or agree to do, any of the following without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed and which shall be deemed to have been given by the Company if it does not refuse its consent within three (3) Business Days of its receipt of a request therefor from Parent):
          (a) amend or otherwise change its Articles of Incorporation or Bylaws or equivalent organizational documents in a manner which adversely affects the rights, preferences or privileges of Parent Common Stock;
          (b) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of any shares of capital stock or rights of, or other Equity Interests in, Parent or any of its Subsidiaries of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by contract right), of Parent or any of its Subsidiaries, other than (x) the issuance of Parent Common Stock upon the exercise or conversion of Parent options, warrants or other rights to acquire any capital stock of the company (“Parent Options”) in accordance with their terms, (y) the granting of options to purchase shares of Parent Common Stock in the ordinary course of business consistent with past practice, or (z) as contemplated by Section 6.12 hereof;
          (c) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets (including Intellectual Property) of Parent or deposits of the Parent Bank, except pursuant to existing Contracts or commitments listed on Section 7.1(c) of the Parent Disclosure Schedule or the sale or purchase of goods or the pledge of securities in the ordinary course of business consistent with past practice and in a transaction that together with all other transactions will not have, individually or in the aggregate, a Material Adverse Effect;

          (d) make any material change in accounting policies or procedures, other than as required by GAAP or by a Governmental Entity; or
          (e) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.
     Section 7.2. Reservation, Issuance and Registration of Parent Common Stock. Parent shall reserve and make available for issuance the Parent Shares in connection with the Holding Company Merger and in accordance with the terms of this Agreement. All Parent Shares, when issued and delivered pursuant to and in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and free of all Liens (other than Liens resulting from actions by the Company Shareholders) and, except for Parent Shares issued in the Holding Company Merger to affiliates of the Company that are subject to Rule 145 under the Securities Act, shall be free of restrictions on transfer.
     Section 7.3. Nasdaq. Parent shall use its best efforts to cause the Parent Shares to be issued in the Holding Company Merger to be approved for listing on the Nasdaq National Market, subject to official notice of issuance, prior to the Effective Time.
     Section 7.4. Employee Benefit Matters.
          (a) From and after the Effective Time, Parent shall provide employees of the Company and its Subsidiaries (“Company Employees”) who continue as employees of Parent or any of its Subsidiaries with employee benefit plans (“Parent Benefit Plans”) no less favorable in the aggregate than those provided to similarly situated employees of Parent or its Subsidiaries. With respect to each Parent Benefit Plan in which Company Employees participate after the Effective Time, for purposes of determining vesting and entitlement to benefits (including severance benefits and vacation entitlements) thereunder, but not for purposes of benefit accrual under any retirement plan, service with the Company or any Subsidiary shall be treated as service with Parent; provided, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or to the extent that such service was not recognized under a corresponding Company Benefit Plan. Except to the extent that Parent provides written notice to the Company to the contrary, the Company shall terminate, as of the Effective Time, each Company Benefit Plan that provides medical, dental and other similar benefits. If applicable and to the extent possible under Parent Benefit Plans that provide medical, dental or other similar benefits, Parent shall cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any Parent Benefit Plans to be waived with respect to such Company Employees and their eligible dependents and shall provide them with credit for any co-payments, deductibles, and offsets (or similar payments) made during the plan year including the Effective Time for the purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any Parent Benefit Plans in which they are eligible to participate after the Effective Time.
          (b) Effective as of a date no later than the day immediately preceding the Effective Time, the Company shall terminate the 401(K) Plan, unless Parent provides written notice to the Company that the 401(K) Plan shall not be so terminated. Unless Parent provides such written notice to the Company, the Company shall provide Parent with evidence that the 401(K) Plan has been terminated (effective as of no later than the day immediately preceding the Effective Time) pursuant to resolutions of the Company Board. The form and substance of such resolutions shall be subject to the review and reasonable approval of Parent. The Company also shall take such other actions in furtherance of terminating the 401(K) Plan as Parent may reasonably require.

          (c) Effective no later than the Effective Time, the Company shall terminate the Company Option Plan, unless Parent provides written notice to the Company that the Company Option Plan, or any of them, shall not be so terminated. Unless Parent provides such written notice to the Company, the Company shall provide Parent with evidence that the Company Option Plan have been terminated (effective no later than the Effective Time) pursuant to resolutions of the Company Board. The form and substance of such resolutions shall be subject to the review and reasonable approval of Parent. The Company shall also take such other actions in furtherance of terminating the Company Option Plan as Parent may reasonably require.
          (d) Prior to the Closing, the Company will amend the SERPs to the extent reasonably necessary to bring the SERPs into compliance with Section 409A of the Code. The form and substance of such amendments shall be subject to the review and reasonable approval of Parent. Following the Closing, Parent will amend and restate the SERPs as necessary to bring them into compliance with Section 409A of the Code for regulatory guidance issued after the Closing.
          (e) Prior to the Closing, Parent will conduct interviews with all Company employees in order to determine the appropriate staffing levels of the Surviving Corporation and the Surviving Bank. Parent and Company will determine by mutual agreement (i) appropriate retention packages and (ii) appropriate severance packages for Company employees. Prior to the Closing, Company shall establish an expense accrual for all retention and severance packages.
     Section 7.5. Indemnification.
          (a) From and after the Effective Time until five (5) years thereafter, Parent (the “Indemnifying Party”) shall indemnify and hold harmless (and also shall advance expenses as and when incurred to the fullest extent permitted by a California company under California Law), each person who now is or prior to the date hereof has been, or who becomes prior to the Effective Time an officer or director of the Company or any Subsidiary (collectively, the “Indemnified Persons”), against all losses, claims, damages, costs, expenses (including counsel fees and expenses), settlement, payments or liabilities arising out of or in connection with any claim, demand, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was an officer or director of the Company or any Subsidiary or as a result of serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not pertaining to any matter existing or occurring at or prior to the Effective Time and whether or not asserted or claimed prior to or at or after the Effective Time, to the fullest extent which such Indemnified Parties are entitled under the Company or any Subsidiary certificate of incorporation, bylaws or equivalent organizational documents, as applicable, or any agreement, arrangement or understanding set forth in Section 7.5 of the Company Confidential Disclosure Schedule and for which the right to indemnification has been provided by the Company in accordance with applicable Law (“Indemnified Liabilities”). Nothing contained herein shall make Parent or the Company an insurer, a co-insurer or an excess insurer in respect of any insurance policies which may provide coverage for Indemnified Liabilities, nor shall this Section 7.5 relieve the obligations of any insurer in respect thereto. The parties hereto intend, to the extent not prohibited by applicable Law, that the indemnification provided for in this Section 7.5 shall apply without limitation to negligent acts or omissions by an Indemnified Person. Each Indemnified Person (and each of his or her heirs, executors and administrators) is an intended third party beneficiary of this Section 7.5, each of whom may, individually or jointly, specifically enforce its terms against Parent. This Section 7.5 shall survive the consummation of the Holding Company Merger at the Effective Time and shall be binding not only on Parent but also on all of its successors and assigns. This Section 7.5 shall not limit or otherwise adversely affect any rights any Indemnified Person may have under any agreement with the Company or under the Company Articles or Company Bylaws as presently in effect, or otherwise.
          (b) From and after the Effective Time until five (5) years thereafter, Parent shall fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and its directors and officers, copies of which have been furnished to Parent, and any indemnification provisions under the Company Articles or Company Bylaws as in effect immediately prior to the Effective Time. Any Indemnified Person wishing to claim indemnification under this Section 7.5, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Person if such failure does not actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Persons for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Persons advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Persons (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Person will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent which shall not be unreasonably withheld, and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Person in the manner contemplated hereby is prohibited by applicable Laws and regulations.
          (c) Parent shall maintain in effect, for six (6) consecutive years commencing on and continuing after the Effective Time, the current policies of directors’ and officers’ liability insurance maintained by the Company or its Subsidiaries on the date hereof (provided that Parent may substitute thereof policies with reputable and financially sound carriers having at least the same coverage and amounts thereof and containing material terms and conditions that are no less advantageous to the directors and officers of the Company insured under such policies) for acts or omissions occurring at or prior to the Effective Time; provided, however, that in no event shall Parent be required to pay in excess of 250% of the annual premium most recently paid by the Company or any Subsidiary for such coverage; provided further, that notwithstanding the foregoing, in the event such coverage is not available (or is only available for an amount in excess of 250% of the annual premium most recently paid by the Company for such coverage), Parent shall nevertheless use reasonable best efforts to provide such coverage as may be obtained for such 250% amount.
          (d) In the event Parent (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 7.5.
          (e) The obligations of Parent under this Section 7.5 shall not be terminated or modified in such a manner as to, nor shall Parent take any other action that would, adversely affect or otherwise diminish the rights of any indemnitee to whom this Section 7.5 applies without the consent of such affected indemnitee.

     Section 7.6. Severance Agreements. As of the Effective Time, and as mutually agreed to by the Company and Parent, and notwithstanding any termination of Company Benefit Plans set forth in Section 7.4(a), either Company shall fulfill all of its obligations under the Severance Arrangements and Change in Control Arrangements or Parent shall assume all of the obligations of the Company under the Severance Arrangements and Change in Control Arrangements identified in Section 7.6 of the Company Confidential Disclosure Schedules, in accordance with their respective terms (even if the terms thereof provide for performance thereof at a later date), including any and all payment obligations thereunder and Parent shall not challenge the enforceability or seek to invalidate or make unenforceable any of such Agreements.
ARTICLE VIII
Conditions to the Obligations of Both Parties to Consummate the Holding Company Merger
     Section 8.1. Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect the Holding Company Merger and any other transactions to be consummated pursuant hereto at the Effective Time shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived in writing, in whole or in part, to the extent permitted by applicable Law:
          (a) Shareholder Approval. The Company Shareholder Approval and Parent Shareholder Approval shall have been obtained in accordance with applicable Law.
          (b) No Order. No Governmental Entity, nor any federal or state court of competent jurisdiction or arbitrator shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or arbitration award or other order which prevents or prohibits consummation of the Holding Company Merger or the Bank Merger.
          (c) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.
          (d) Listing on Nasdaq. The shares of Parent Common Stock to be issued in the Holding Company Merger shall have been approved for listing on the Nasdaq National Market, subject to official notice of issuance.
          (e) Governmental Approvals. All consents, approvals and authorizations of any Governmental Entity required to be obtained by Parent, Company or any of their Subsidiaries to consummate the Holding Company Merger and the Bank Merger shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approval shall contain any conditions, restrictions or requirements which Parent reasonably determines in good faith would following the Effective Time have a Material Adverse Effect as to Parent.
ARTICLE IX
Conditions to Obligations of the Company
     Section 9.1. Conditions to Obligations of the Company. The obligations of the Company to effect the Holding Company Merger and to consummate any other transactions contemplated hereby that are required to be consummated by the Effective Time shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions, any or all of which may be waived in writing by the Company, in whole or in part, to the extent permitted by applicable Law:
          (a) Representations and Warranties. The representations and warranties of Parent set forth in this Agreement, shall have been true and correct in all material respects (if not qualified as to materiality) and true and correct (if so qualified) when made, and as of the Closing as if made as of the Closing; provided, however, that this condition precedent shall be deemed to have been satisfied if the failure of any such representations and warranties (without giving effect to any qualifications as to materiality, “Material Adverse Effect” or similar terms and phrases contained therein) to be true and correct individually or in the aggregate has not resulted in or constituted, and would not reasonably be expected to have, a Material Adverse Effect with respect to Parent; and provided, further, that to the extent that any such representations and warranties were made as of a specified date, such representations and warranties shall continue on the Closing Date to have been true as of such specified date and not as of the Closing.
          (b) Performance. Parent shall have performed in all material respects all of its material agreements and covenants required by this Agreement to be performed by it on or prior to the Effective Time.
          (c) No Material Adverse Change. There shall have been no changes since December 31, 2005 in Parent’s business, financial condition or results of operations which, taken as a whole, constitute or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Parent on a consolidated basis or the consummation of the Holding Company Merger.
          (d) Officer’s Certificate. The Company shall have received a certificate, dated as of the Effective Time, signed on behalf of Parent by its Chief Financial Officer, certifying to the fulfillment of the conditions stated in Sections 9.1(a)-(c) hereof.
          (e) Tax Opinion. The Company shall have received an opinion of its certified public accountants or counsel, subject to assumptions and exceptions normally included, in form and substance reasonably satisfactory to the Company, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, which are consistent with the state of facts existing at the Effective Time of the Holding Company Merger, the Holding Company Merger will be treated for federal income tax purposes as a reorganization under Section 368(a) of the Code and the Company shareholders shall not recognize any gain or loss to the extent of the receipt of Parent Common Stock in exchange for Company Shares. The issuance of such opinion shall be conditioned on the receipt of tax representation letters from Parent and the Company, which letters shall be in such form and substance as may reasonably be required by the recipient’s counsel. Each such tax representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect as of the date of such opinion.
          (f) Appointments to Board of Directors. Parent shall have appointed the New Directors to Parent’s Board of Directors effective immediately following the Holding Company Merger and Company shall have received a copy of the resolutions of Parent’s Board of Directors affecting such appointment certified by Parent’s Secretary.

          (g) Voting Agreements. Company shall have received executed copies of the Voting Agreement in the form of Exhibit D-2 from each of the members of Parent Board concurrent with the execution of this Agreement.
ARTICLE X
Conditions to Obligations of Parent
     Section 10.1. Conditions to Obligations of Parent. The obligations of Parent to effect the Holding Company Merger and to consummate any other transactions contemplated hereby that are required to be consummated by the Effective Time shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived in writing by Parent, in whole or in part, to the extent permitted by applicable Law:
          (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement, shall have been true and correct in all material respects (if not qualified as to materiality) and true and correct (if so qualified) when made, and as of the Closing as if made as of the Closing; provided, however, that this condition precedent shall be deemed to have been satisfied if the failure of any such representations and warranties (without giving effect to any qualifications as to materiality, “Material Adverse Effect” and similar terms and phrases contained therein) to be true and correct individually or in the aggregate has not resulted in or constituted, and would not reasonably be expected to have, a Material Adverse Effect with respect to the Company; and provided, further, that to the extent that any such representations and warranties were made as of a specified date, such representations and warranties shall continue on the Closing Date to have been true as of such specified date and not as of the Closing.
          (b) Performance. The Company shall have performed in all material respects all of its material agreements and covenants required by this Agreement to be performed by it on or prior to the Effective Time.
          (c) No Material Adverse Change. There shall have been no changes since December 31, 2005 in Company’s business, financial condition or results of operations which, taken as a whole, constitute or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Company on a consolidated basis or the consummation of the Holding Company Merger or Bank Merger.
          (d) Officer’s Certificate. Parent shall have received a certificate, dated as of the Effective Time, signed on behalf of the Company by its Chief Financial Officer, certifying to the fulfillment of the conditions stated in Sections 10.1(a)-(c) hereof.
          (e) Non-Governmental Consents. The Company shall have obtained each of the consents listed in Schedule 10.1(e) of the Company Confidential Disclosure Schedule.
          (f) Tax Opinion. Parent shall have received an opinion of its counsel, subject to assumptions and exceptions normally included, in form and substance reasonably satisfactory to the Parent, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, which are consistent with the state of facts existing at the Effective Time of the Holding Company Merger, the Holding Company Merger will be treated for federal income tax purposes as a reorganization under Section 368(a) of the Code. The issuance of such opinion shall be conditioned on the receipt of tax representation letters from Parent and the Company, which letters shall be in such form and substance as may reasonably be required by the recipient’s counsel. Each such tax representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect as of the date of such opinion.
          (g) Noncompetition and Nonsolicitation Agreements. Parent shall have received executed copies of each of the Noncompetition Agreements from each of the members of Company Board identified on Schedule E-1 and Nonsolicitation Agreements from each of the Company and Company Bank executive officers identified on Schedule E-2 concurrent with the execution of this Agreement.
          (h) Voting Agreements. Parent shall have received executed copies of the Voting Agreement in the form of Exhibit D-1 from each of the members of Company Board concurrent with the execution of this Agreement.
          (i) Resignations. Parent shall have received the resignations of the directors and officers of Company and Company Bank effective immediately prior to consummation of the Holding Company Merger.
          (j) Certificate. The Company shall have delivered to Parent a certificate of the Company issued pursuant to Treasury Regulations Section 1.1445-2(c)(3) and Section 1.897-2(h) certifying that the stock of the Company is not a United States real property interest, in a form reasonably satisfactory to Parent.
          (k) Company Benefit Plans; SERP. Company shall have terminated, effective immediately prior to the Closing, the 401(K) Plan set forth in Section 7.4(b) unless Parent provides notice to the Company that the 401(K) Plan shall not be terminated. Company shall have taken such other actions with respect to the Company Benefit Plans as are specified in Section 7.4. Parent shall receive from the Company satisfactory evidence that the 401(K) Plan has been terminated and that such other actions have been taken.
          (l) Dissenting Shares. The number of shares of Company Common Stock which are eligible to be Company Perfected Dissenting Shares shall not exceed an amount, which, when combined with other cash amounts payable in connection with the Holding Company Merger, would result in the Holding Company Merger being disqualified from being a tax free reorganization pursuant to Section 368 of the Code; provided, further, in no event shall the number of Parent Perfected Dissenting Shares and Company Perfected Dissenting Shares exceed 10% of the outstanding Parent Common Stock or Company Common Stock as of the date of the Parent Shareholders’ Meeting or Company Shareholders’ Meeting, as the case may be.
ARTICLE XI
Termination, Amendment and Waiver
     Section 11.1. Termination. This Agreement may be terminated, and the Holding Company Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party, whether before or after approval of this Agreement and the Holding Company Merger by the shareholders of the Company and the Parent:
          (a) By mutual written consent of Parent and the Company, if the Board of Directors of each so determines by a vote of a majority of members of the entire Board;

          (b) By either the Parent or Company, if the Effective Time shall not have occurred on or before November 30, 2006 (the “Termination Date); provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available (i) to any party whose failure to perform any of its agreements or covenants under this Agreement shall have been a principal reason for or a principal cause of the failure of the Effective Time to occur on or before such date or (ii) as a result of the failure of any of the Company Affiliated Shareholders (if the Company is the party seeking to terminate) or any of the Parent Affiliated Shareholders (if the Parent is the party seeking to terminate) to perform or observe their covenants under the relevant Voting Agreement;
          (c) By either the Parent or Company, by a vote of a majority of the members of its entire Board, in the event the approval of any Governmental Entity required for consummation of the Holding Company Merger and the Bank Merger shall have been denied by final nonappelable action of such Governmental Entity or an application therefore shall have been permanently withdrawn at the request of a Governmental Entity; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 11.1(c) if such denial shall be principally due to the failure of the party seeking to terminate this Agreement to perform or observe the agreements or covenants of such party set forth herein;
          (d) By written notice of Parent, if (i) the Company Board shall have: (A) failed to make the Company Board Recommendation, or withdrawn, or adversely modified or changed the Company Board Recommendation; (B) failed to reject an Acquisition Proposal within 10 Business Days of its announcement or receipt thereof; (C) approved or recommended to its shareholders an Acquisition Proposal other than that contemplated by this Agreement or entered into, or resolved to enter into, any agreement with respect to an Acquisition Proposal other than that contemplated by this Agreement; or (D) recommended that its shareholders tender their shares in any tender offer or exchange offer that is commenced (other than by Parent or an affiliate of Parent) that, if successful, would result in any person or group becoming a beneficial owner of 10% or more of the Company’s outstanding voting shares or fails to recommend that its shareholders reject such tender offer or exchange offer within the 10 Business Day period specified in Rule 14e-2(a) under the Exchange Act; (ii) the Company shall have breached Section 6.3 in any respect materially adverse to Parent or (iii) the Company shall have failed to call, give notice of, convene and hold the Company Shareholders’ Meeting pursuant to Section 6.3;
          (e) By the Company pursuant to Section 6.3(e);
          (f) By Parent provided that Parent is not then in breach of any representation, warranty, agreement or covenant which would render any condition incapable of being satisfied prior to the Termination Date, if the Company shall have breached any of its representations or warranties, or failed to perform any of its agreements or covenants, contained in this Agreement, which breach or failure to perform (i) is incapable of being cured by the Company prior to the Effective Time and (ii) renders any condition, as applicable, under Sections 10.1(a) or 10.1(b) incapable of being satisfied prior to the Termination Date;
          (g) By the Company provided that the Company is not then in breach of any representation, warranty, agreement or covenant which would render any condition incapable of being satisfied prior to the Termination Date, if Parent shall have breached any of its representations or warranties, or failed to perform any of its agreements or covenants, contained in this Agreement, which breach or failure to perform (i) is incapable of being cured by the Parent prior to the Effective Time and (ii) renders any condition, as applicable, under Sections 9.1(a) or 9.1(b) incapable of being satisfied prior to the Termination Date;

          (h) By Parent or the Company, upon the failure of the Company Shareholders to approve the adoption of this Agreement by the affirmative vote of the holders of a majority of the Company Shares as required by the applicable provisions of the CGCL at the Company Shareholders’ Meeting;
          (i) By Parent or the Company, upon the failure of the Parent Shareholders to approve, by the affirmative vote of a majority of the holders of the Parent Shares at the Parent Shareholders’ Meeting, (i) this Agreement and the Holding Company Merger or (ii) to the extent required, the issuance of the Parent Shares in the Merger in accordance with this Agreement;
          (j) By the Company, provided that the Company is not then in breach of any representation, warranty, agreement or covenant which would render any condition incapable of being satisfied prior to the Termination Date, if Parent shall have voluntarily entered into a Parent Acquisition Transaction that (i) includes as a condition precedent that Parent terminate this Agreement or (ii) as a result of which a Governmental Entity has advised Parent or Company in writing that Parent’s ability to consummate the Holding Company Merger or Bank Merger will be delayed beyond the Termination Date; or
          (k) By the Company, if the Company Board so determines by the vote of a majority of all of its members, at any time during the two day period following the End Date, if both the following conditions are satisfied:
               (i) the Parent Average Price shall be less than 81% of the Starting Price, and
               (ii) (x) the number obtained by dividing the Parent Average Price by the Starting Price shall be less than (y) the number obtained by dividing the Final Index by the Starting Index (such number being referred to herein as the Index Ratio) and then multiplying this quotient in this clause (ii) (y) by 0.85; subject, however, to the following three sentences. If the Company elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give written notice to Parent (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned two day period). During the two day period commencing with its receipt of the notice, Parent shall have the option of increasing the Merger Consideration which may be received with respect to each share of Company Common Stock by a cash payment equal to the difference between (a) the product of the Exchange Ratio then in effect and $21.06 and (b) the product of the Exchange Ratio then in effect and the Parent Average Price. If Parent makes an election contemplated by the preceding sentence within such two day period, it shall give prompt written notice to the Company of such election and the revised calculation of Merger Consideration, whereupon no termination shall have occurred pursuant to this Section 11.1(k) and this Agreement shall remain in effect in accordance with its terms (except as the Per Share Price shall have been so modified), and any references in this Agreement to Merger Consideration shall thereafter be deemed to refer to the Merger Consideration as adjusted pursuant to this Section 11.1(k).
     Section 11.2. Effect of Termination.
          (a) Survival. In the event of termination of this Agreement as provided in Section 11.1 hereof, this Agreement shall forthwith become void and of no effect except that the provisions of this Section 11.2 and Section 5.4, the last sentence of Section 6.2 and the entirety of Article XII shall survive any termination of this Agreement pursuant to Section 11.1.

          (b) Company Termination Fee. The Company shall pay Parent a termination fee in an amount equal to $7,000,000 (the “Company Termination Fee”), in the manner and at the time set forth in Section 11.2(d)(i) hereof, in the event that this Agreement is terminated solely as follows:
               (i) if Parent shall terminate this Agreement pursuant to Section 11.1(d);
               (ii) if the Company shall terminate this Agreement pursuant to Section 11.1(e), or
               (iii) (A) an Acquisition Proposal involving the Company shall have been publicly announced, commenced or otherwise been communicated or made known to senior management of the Company or the Company Board or any person shall have publicly announced an intention to make an Acquisition Proposal involving the Company, (B) this Agreement is (x) terminated by Parent or the Company pursuant to Section 11.1(h), (y) terminated by Parent pursuant to Section 11.1(f) or (z) terminated by Parent or Company pursuant to Section 11.1(b) and at the time of termination no vote of the Company Shareholders contemplated by this Agreement at the Company Shareholders Meeting shall have occurred, and (C) within twelve (12) months of the termination of this Agreement, the Company enters into an agreement with respect to a Control Transaction or consummates a Control Transaction. As used in this Section 11.2, “Control Transaction” means the acquisition by purchase, merger, consolidation, sale, transfer or otherwise in one transaction or any related series of transaction of a majority of the voting power of the outstanding securities of the Company or the Company Bank or substantially all of the assets of Company or Company Bank.
     Payment of the Termination Fee to Parent, pursuant to this Section 11.2(b), shall be the sole and exclusive liability of the Company to and the sole remedy of Parent for any termination of this Agreement as set forth in paragraphs (i), (ii) and (iii) of this Section 11.2(b), or the actions, events, occurrences or circumstances giving rise to any such termination. Company and Parent agree that the agreements contained in this Section 11.2(b) are an integral part of the transactions contemplated by this Agreement, that without such agreements Company and Parent would not have entered into this Agreement and that such amounts do not constitute a penalty in the event of a breach of this Agreement by Company.
          (c) Parent Termination Fee. The Parent shall pay Company a termination fee in an amount equal to $7,000,000 (the “Parent Termination Fee”), in the manner and at the time set forth in Section 11.2(d)(ii) hereof, in the event that this Agreement is terminated by Company pursuant to Section 11.1(j). Payment of the Termination Fee to Company, pursuant to this Section 11.2(c), shall be the sole and exclusive liability of the Parent to and the sole remedy of Company for any termination of this Agreement as set forth in paragraph 11.2(c), or the actions, events, occurrences or circumstances giving rise to any such termination. Company and Parent agree that the agreements contained in this Section 11.2(c) are an integral part of the transactions contemplated by this Agreement, that without such agreements Company and Parent would not have entered into this Agreement and that such amounts do not constitute a penalty in the event of a breach of this Agreement by Parent.
          (d) Payment of Termination Fee.
               (i) If the Company Termination Fee becomes payable pursuant to Section 11.2(b), that fee shall be paid by wire transfer of immediately available funds to an account designated by Parent, (x) concurrently with and as a condition to the termination of this Agreement in the case of a termination described in paragraph 11.2(b)(ii), or (y) within three (3) Business Days in the case of a termination described in paragraph 11.2(b)(i) or (z) within three (3) Business Days after execution of an agreement with respect to a Control Transaction or the consummation of a Control Transaction in the case of a termination set forth in paragraph 11.2(b)(iii).
               (ii) If the Parent Termination Fee becomes payable pursuant to Section 11.2(j), that fee shall be paid by wire transfer of immediately available funds to an account designated by Company within three (3) Business Days after execution of an agreement with respect to a Parent Acquisition Transaction.
          (e) Effect of Termination pursuant to Section 11.1(f) or 11.1(g). Notwithstanding anything to the contrary that may be contained in this Section 11.2(b), if this Agreement is terminated by Parent as provided in Section 11.1(f) (other than a termination covered by Section 11.2(b)(iii)(B)(y)) or by the Company as provided in Section 11.1(g), and the event that entitled such party (the “Terminating “Party”) to terminate this Agreement pursuant to Section 11.1(f) or 11.1(g), as the case may be, was a willful and material breach by the other party (a “Breaching Party”) of any representation, warranty or covenant of such Breaching Party set forth in this Agreement, the Terminating Party shall have all rights and remedies available to it under this Agreement or at law to recover from the Breaching Party all damages, losses, costs and expenses that the Terminating Party incurs by reason of such willful and material breach by the Breaching Party and the resulting termination of this Agreement.
          (f) Effect of Other Terminations. No party shall have any liability of any kind or nature to the other party by reason of any termination of this Agreement pursuant to Section 11.1 or the action, events, occurrences or circumstances that caused this Agreement to be terminated, except (i) as and to the extent provided in Sections 11.2(b) and 11.2(e) above. In no event and under no circumstance shall any officer, director, shareholder, employee or independent contractor of any party hereto have any liability whatsoever to the other party by reason of any termination of this Agreement or the action, events, occurrences or circumstances that caused this Agreement to be terminated.
          (g) Payments. Any payments that the Company becomes obligated to make to Parent or Parent becomes obligated to make to Company pursuant to Section 11.2(b), 11.2(c) or 11.2(d) shall be made by wire transfer of immediately available funds to an account designated by Parent when due. If the Company fails to pay any such amount when payment thereof is due to Parent pursuant to Section 11.2(d)(i) or if Parent fails to pay any such amount when payment thereof is due to Company pursuant to Section 11.2(d)(ii), the unpaid amount shall bear interest at the Prime Rate at the time such payment is due, as reported in The Wall Street Journal, until it is paid in full and Parent shall be entitled to recover such accrued interest and its costs and expenses (including reasonable attorneys’ fees and expenses) incurred in its efforts to collect such amount from the non-breaching party (whether or not litigation is instituted).
ARTICLE XII
General Provisions
     Section 12.1. Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 12.1 shall not limit any covenant or agreement of the parties which by its terms contemplates or provides for performance after the Effective Time or after any termination of this Agreement pursuant to Section 11.1(a) hereof, each of which covenants or agreements shall survive the consummation of the Holding Company Merger or termination of this Agreement, as applicable, until such covenant or agreement has been fully and faithfully performed.

     Section 12.2. Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by national overnight courier, in each case as follows:
If to Parent, addressed to it at:
Placer Sierra Bancshares
525 J Street
Sacramento, California 95814
Attention: Ronald W. Bachli
Angelee, J. Harris, Esq.
Fax: (916) 329-9238
with a copy to:
Manatt, Phelps & Phillips, LLP
11355 West Olympic Boulevard
Los Angeles, California 90064
Attention: William T. Quicksilver, Esq.
Craig D. Miller, Esq.
Fax: (310) 312-4224
If to the Company, addressed to it at:
Southwest Community Bancorp
5810 El Camino Real
Carlsbad, California 92008
Attention: Frank Mercardante
Fax: (760) 431-2164
With a copy addressed to:
Horgan, Rosen, Beckham & Coren, LLP
23975 Park Sorrento, Suite 200
Calabasas, California 91302-4001
Attention: S. Alan Rosen, Esq.
Fax: (818) 591-3838
And a copy addressed to:
General Counsel
Southwest Community Bancorp
5810 El Camino Real
Carlsbad, California 92008
Attention: Paul M. Weil, Esq.
Fax: (760) 431-2164

     Section 12.3. Certain Definitions. For purposes of this Agreement, the term:
     “Acquisition Proposal” means any inquiry, offer or proposal or the filing of any regulatory application or notice (whether in draft or final form) or disclosure or any intention to do any of the foregoing concerning any (a) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or its Subsidiaries, (b) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise of assets of the Company representing 15% or more of the consolidated assets of the Company and its Subsidiaries, as applicable, (c) issuance, sale, or other disposition (including by way of merger, consolidation, business combination, share exchange, joint venture, or any similar transaction) of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for such securities) representing 15% or more of the voting power of the Company or the Company Bank, (d) transaction, including any tender offer, in which any person shall acquire beneficial ownership, or the right to acquire beneficial ownership or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 15% or more of the outstanding voting capital stock of the Company or Company Bank, or (e) any combination of the foregoing (other than the Holding Company Merger).
     “affiliate” means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person.
     “Aggregate Merger Consideration” shall mean the sum of (i)$175,000,000 and (ii) the aggregate exercise price for all In-the-Money Company Options exercised between the date hereof and the Effective Time and (iii) the aggregate exercise price of all Company Warrants outstanding at the Effective Time (and before the implementation of Section 2.5(b) herein).
     “Bank Merger Act” means Section 18(c) of the Federal Deposit Insurance Act.
     “beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.
     “Benefit Plan” means, when used in connection with a party to this Agreement, any “employee benefit plan” as defined in Section 3(3) of ERISA and any other known plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing material compensation or other benefits to any current or former director, officer, employee or consultant (or any of their dependents or beneficiaries) of such party or any ERISA Affiliate thereof, under which such party or any ERISA Affiliate thereof has any obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, severance, cafeteria, medical, dental, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices, agreements, understandings or arrangements.
     “BHCA” means the Bank Holding Company Act of 1956, as amended.
     “Blue Sky Laws” means state securities or “blue sky” laws.
     “Business Day” means any day other than Saturday, Sunday, any federal holiday or any other day on which banks doing business in the state of California are authorized to be closed.

     “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof.
     “Change in Control Arrangements” means, with respect to either party to this Agreement, all plans, programs, agreements and other arrangements of such party or any of such party’s Subsidiaries, which provide for (i) the making of any payment (including, without limitation, any severance, unemployment compensation, parachute payment) to, (ii) any increase in the compensation or benefits otherwise payable to, or (iii) the acceleration of the time of payment or vesting of any compensation or benefits of, any of the directors, officers, employees or consultants of such party or any of its Subsidiaries on or by reason of the execution and delivery of any agreement providing for, or the consummation of, any transaction or series of related transactions with any person that would result in (A) the persons who were the holders of all of the outstanding voting shares of such party or any of its Subsidiaries (as the case may be) immediately prior to the consummation of such transaction ceasing to own at least fifty percent (50%) of the shares of voting stock of such party or of such Subsidiary, or (B) all or a substantial portion of the assets of such party or any Subsidiary thereof being sold or otherwise transferred to another person (other than a person that, immediately prior to the consummation of such sale or other transfer of assets, was an Affiliate of such party).
     “Company Bank Stock” means shares of common stock of the Company Bank, no par value per share.
     “Company Board” means the Board of Directors of the Company.
     “Company Common Stock” and “Company Shares” each means shares of common stock of the Company, no par value per share.
     “Company Option Plan” means the Company’s 2002 Stock Option Plan, as amended.
     “Company Shareholders” means the record holders of the Company Shares.
     “Company Shareholder Approval” means the adoption of this Agreement by the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding Company Shares.
     “Company Warrants” means the warrants outstanding to purchase an aggregate of [112,700] Company Shares which were issued in connection with the Company’s unit offering completed on July 1, 2002.
     “Company Warrant Shares” means the Company Shares issuable upon exercise of the Company Warrants.

     “Contracts” means any of the agreements, contracts, leases, powers of attorney, notes, loans, evidence of indebtedness, purchase orders, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, instruments, obligations, commitments, understandings, policies, purchase and sales orders, quotations and other executory commitments to which any company is a party or to which any of the assets of the companies are subject, whether oral or written, express or implied, except that the term “Contracts” shall not include Loans made by Parent or the Company or the Parent Bank or Company Bank in the ordinary course of their respective businesses consistent with past practices and the notes or other instruments or agreements that evidence such Loans or provide for security therefor.
     “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.
     “Derivative Transaction” means a transaction involving any swap, forward, future, option, cap, floor or collar or any other interest rate or foreign currency protection contract or any other contract that is not included in the Balance Sheet of the Company or Parent, as applicable, and is a derivatives contract.
     “DFI” means the California Department of Financial Institutions.
     “End Date” means the fifth trading day prior to the date the parties have mutually scheduled to be the Closing Date.
     “Environmental Laws” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, treaty, writ or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, policy, opinion, or agency requirement, in each case having the force and effect of law, relating to pollution, contamination, protection, investigation or restoration of the environment, health and safety or natural resources, including, without limitation, noise, odor, wetlands, or the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials.
     “Environmental Permits” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.
     “Equity Interest” means any share, capital stock, partnership, membership or similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
     “ERISA Affiliate” means any entity or trade or business (whether or not incorporated) other than a party to this Agreement that together with such party is considered under common control and treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.
     “Exchange Act” shall mean Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     “Exchange Ratio” shall mean the quotient, rounded to one ten-thousandth, obtained by dividing (i) the Per Share Price by (ii) the Parent Average Price; provided, however, in the event the Parent Average Price is less than or equal to $23.40, the Exchange Ratio shall be equal to the quotient, rounded to one ten-thousandth, obtained by dividing the (i) the Per Share Price by $23.40, subject to adjustment as set forth in Section 11.1(k); provided, further, in the event the Parent Average Price is greater than or equal to $28.60, the Exchange Ratio shall be equal to the quotient, rounded to one-ten thousandth, obtained by dividing (i) the Per Share Price by $28.60.
     “Final Index” means the average of the closing price of the Index for the 20 consecutive trading days prior to and including the End Date.
     “FDIA” means the Federal Deposit Insurance Act.
     “FDIC” means the Federal Deposit Insurance Corporation.
     “FRB” means the Board of Governors of the Federal Reserve System.
     “GAAP” means generally accepted accounting principles as applied in the United States.
     “Government Approvals” shall mean, where applicable, (a) the approval of the Holding Company Merger and the Bank Merger by the FRB under the BHCA and the Bank Merger Act, as amended, and the DFI under the California Financial Code, and (b) the following additional governmental consents and approvals: (i) the effectiveness of the Registration Statement under the Securities Act; (ii) the clearance by the SEC for, or the expiration of the applicable waiting period with respect to, the mailing of the Proxy Statement/Prospectus under the Exchange Act; (iii) the applicable rules and regulations of Nasdaq National Market, as applicable, (iv) any approvals or consents under applicable state securities laws relating to the offer and sale of the Parent Shares in the Holding Company Merger; (v) any consents, approval, authorizations or permits from Governmental Entities that may be required by the CGCL and (vi) all other consents, permits and approvals required under federal and state law to effect the Holding Company Merger and the Bank Merger without a violation thereof.
     “Governmental Entity” means any domestic or foreign governmental, administrative, judicial or Regulatory Authority.
     “group” is defined as in the Exchange Act, except where the context otherwise requires.
     “Hazardous Materials” means (a) any petroleum, petroleum products, byproducts or breakdown products, radioactive materials, mold, radon, asbestos-containing materials or polychlorinated biphenyls or (b) any chemical, material or other substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.
     “In-the-Money Company Options” shall mean those Company Options having an exercise price less than the Per Share Price.
     “Index” means the Nasdaq Bank Index; ticker (CBNK).
     “Intellectual Property” means, with respect to either party to this Agreement, all trademarks, trade names and service marks (including any registrations or applications for registration of any of the foregoing) of such party.
     “IRS” means the United States Internal Revenue Service.

     “knowledge” of any person which is not an individual means, with respect to any specific matter, the actual knowledge of such person’s executive officers and any other officer having primary responsibility for such matter after reasonable inquiry.
     “Law” means any foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding, including, without limitation, Sections 23A and 23B of the Federal Reserve Act and the FDIC regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices, the Sarbanes-Oxley Act of 2002, the USA Patriot Act, and the Real Estate Settlement Procedures Act.
     “Loan” means any loan, loan commitment, letter of credit or other extension of credit.
     “Material Adverse Effect” means, when used in connection with Parent or the Company, any change, effect, or circumstance that, individually or in the aggregate (a) has or could reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such party and its Subsidiaries taken as a whole, other than such changes, effects or circumstances that are reasonably attributable to or resulting from: (i) economic conditions generally in the United States, conditions in the financial or securities markets in general or conditions in general or in the industries and markets in which the Company or Parent, as the case may be, conduct their respective businesses, except to the extent the Company or Parent, as the case may be, is materially and disproportionately affected thereby; (ii) changes in banking and similar laws of general applicability or interpretations thereof by courts or Governmental Entities, (iii) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, (iv) the announcement or pendency of the Holding Company Merger; (v) any change in required action taken by the Company with Parent’s prior written consent or any change in required action taken by Parent with the Company’s prior written consent; (vi) any change in the trading price or trading volume of a party’s common stock in and of itself; or (vii) any failure, in and of itself, by either party to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance (it being understood that, with respect to clauses (vi) and (vii) that the facts or circumstances giving rise or contributing either to such change in trading price or failure to meet estimates or projections may be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect); or (b) prevents Parent, the Company, the Company Bank or Parent Bank, as applicable, from consummating the Holding Company Merger or the Bank Merger, as the case may be, or performing any of such party’s obligations under Article I or Article II of this Agreement.
     “Merger Consideration” shall mean the amounts of Parent Common Stock and cash for fractional shares that shall be payable to the Company Shareholders pursuant to Article II herein.
     “Parent Acquisition Transaction” means a business combination, tender offer or similar transaction to which Parent or any of its Significant Subsidiaries is a party.
     “Parent Average Price” shall mean the average of the daily volume-weighted average sale price of Parent Common Stock for the 20 consecutive trading days prior to and including the fifth (5th) trading day prior to the date the parties have mutually scheduled to be the Closing Date.
     “Parent Common Stock” means shares of common stock of Parent, no par value per share.

     “Parent Preferred Stock” means shares of any series of preferred stock of Parent, no par value per share.
     “Parent Shareholder Approval” means the approval of this Agreement by the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding Parent Shares present (either in person or by proxy) and voting at the Parent Shareholder Meeting.
     “Parent Shareholders” means the record holders of the Parent Shares.
     “Perfected Dissenting Shares” means shares of Parent Stock or Company Stock, as the case may be, which have taken all requisite action to be treated as dissenting shares pursuant to Sections 1300 et seq of the CGCL.
     “Per Share Price” means the amount obtained, rounded to one ten-thousandth, by dividing (i) the Aggregate Merger Consideration by (ii) the Total Shares.
     “person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).
     “Proxy Statement/Prospectus” shall mean the joint proxy statement/prospectus to be sent to the Company Shareholders and Parent Shareholders in connection with the respective meetings thereof at which the Company Shareholders and Parent Shareholders shall consider and vote on the approval of this Agreement and the Holding Company Merger, and, in the case of the Parent, also on the approval (if required by applicable Law or applicable Nasdaq National Market Listing requirements) of the issuance of the shares of Parent Common Stock in the Holding Company Merger, as such proxy statement/prospectus may be amended or supplemented.
     “Registration Statement” shall mean the registration statement pursuant to which the Parent Shares to be issued in the Holding Company Merger will be registered with the SEC under the Securities Act, as such registration statement may be amended or supplemented following such filing and as of the date it is declared or has become effective under the Securities Act.
     “Regulation S-K” means the SEC promulgated regulation which is referred to by the SEC as Regulation S-K and which, together the General Rules and Regulations under the Securities Act of 1933, as amended (“Securities Act”), and the Securities Exchange Act of 1934 (“Exchange Act”) and the interpretative releases under these acts, sets forth the form and content of and requirements for non-financial statements required to be filed as a part of (i) registration statements filed under the Securities Act; and (ii) registration statements under section 12, annual or other reports under sections 13 and 15(d) and proxy and information statements under section 14 of the Exchange Act.
     “Regulation S-X” means the SEC promulgated regulation which is referred to by the SEC as Regulation S-X and which, together with the SEC’s Financial Reporting Releases, sets forth the form and content of and requirements for financial statements required to be filed as a part of (i) registration statements filed under the Securities Act of 1933 and (ii) registration statements under Section 12, annual or other reports under Sections 13 and 15(d) and proxy and information statements under Section 14 of the Securities Exchange Act of 1934.
     “SEC” means the Securities and Exchange Commission.

     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “SERPs” shall mean the Executive Supplemental Compensation Agreements listed in Section 3.14 of the Company Confidential Disclosure Schedule.
     “Severance Arrangements” means all agreements, plans, programs and policies of either party to this Agreement or any of such party’s Subsidiaries that provide for the payment or continuation of compensation or benefits to any of the directors, officers or employees of or consultants to such party or any of its Subsidiaries on or by reason of, or following, a termination of employment or cessation of service of such director, officer, employee or consultant with such party or any of its Subsidiaries.
     “Significant Subsidiary” shall have the meaning given to it in Rule 1-02(w) of SEC Regulation S-X.
     “Starting Index: shall mean the closing price of the Index on the Business Day immediately preceding the execution of this Agreement, which was $3136.87.
     “Starting Price” shall mean $26.00, subject to adjustment pursuant to Section 2.2 and rounded to the nearest whole cent.
     “Subsidiary” of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation, partnership, joint venture or other legal entity.
     “Superior Proposal” means a bona fide written offer which is not solicited after the date hereof in violation of this Agreement made by any person other than Parent that involves (a) (i) a sale, lease, exchange, transfer or other disposition of at least 50% of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or (ii) the acquisition, directly or indirectly, by such third party of beneficial ownership of 50% or more of the Common Stock of the Company, whether to be effectuated by a merger, consolidation, share exchange, business combination, tender or exchange offer or otherwise, (b) is on terms which the Company Board in good faith concludes (following consultation with its financial advisors and outside legal counsel) are more favorable to the Company’s shareholders (in their capacities as shareholders) from a financial point of view than the transactions contemplated by this Agreement (including any revisions hereto), (c) is, in the good faith judgment of the Company Board, reasonably likely to be completed materially on the terms proposed, taking into account the various legal, financial and regulatory aspects of the proposal and the person making the proposal and (d) for which financing, to the extent required, is then committed or which, in the good faith judgment of the Company Board is reasonably likely to be obtained by such third party.
     “Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, ad valorem, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental (including taxes under Section 59A of the Code), customs duties, real property, personal property, capital stock, employment, profits, withholding, disability, intangibles, withholding, social security, unemployment, disability, payroll, license, employee or other tax or levy, of any kind whatsoever, including any interest, penalties, or additions to tax in respect of the foregoing whether disputed or not.

     “Tax Returns” means any report, return (including information return), claim for refund, declaration or statement relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.
     “Total Shares” shall mean the sum of (x) the number of Company Shares issued and outstanding immediately prior to the Effective Time (without regard to the exercise of any Company Options between the date of this Agreement and the Effective Time) (y) the number of Company Shares underlying Company Warrants issued and outstanding immediately prior to the Effective Time and (z) the difference between (i) the number of Company Shares into which Company Options are exercisable as of the date of this Agreement and (ii) the number of Company Shares subject to Company Options which are canceled without exercise prior to or as a result of the Closing pursuant to the terms of the Company Option Plan, including as a result of termination of an optionee’s affiliation with the Company.
     “Weighting Factor” means, for each member of the Peer Group, the corresponding percentage signified for said Peer Group member in the definition of Peer Group.
     “401(K) Plan” means the Company’s defined contribution pension plan.
     Section 12.4. Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

DEFINED TERMS	SECTION
Agreement	Preamble
Agreement of Bank Merger	Section 1.6
Agreement of Merger	Recitals
ALL	Section 3.23
Bank Merger	Section 1.6
Breaching Party	Section 11.2(e)
CGCL	Recitals
Closing	Section 1.2
Closing Date	Section 1.2
Code	Recitals
Community Reinvestment Act	Section 3.7(c)
Company	Preamble
Company Affiliates	Section 6.6
Company Affiliated Shareholders	Recitals
Company Bank	Recitals
Company Balance Sheet	Section 3.8(c)
Company Board Approval	Section 3.5(b)
Company Board Recommendation	Section 5.3(b)
Company Bylaws	Section 3.2
Company Articles	Section 3.2
Company Common Stock Certificates	Section 2.4(b)
Company Confidential Disclosure Schedule	Article III Preamble
Company Employees	Section 7.4(a)
Company Fairness Opinion	Section 3.26
Company Financial Advisor	Section 3.26
Company Material Contract	Section 3.14
Company Options	Section 2.5
Company Option Shares	Section 3.3(a)
Company Permits	Section 3.7
Company Property	Section 3.20

DEFINED TERMS	SECTION
Company SEC Filings	Section 3.8(a)
Company Shareholders’ Meeting	Section 5.2
Company Termination Fee	Section 11.2(b)
Confidentiality Agreement	Section 6.2
Control Transaction	Section 11.2
Effective Time	Section 1.2
Exchange Agent	Section 2.4(a)
Governing Law	Section 12.13
Holding Company Merger	Recitals
Indemnified Liabilities	Section 7.5(a)
Indemnified Persons	Section 7.5(a)
Indemnifying Party	Section 7.5(a)
Liens	Section 3.4
Multiemployer Plan	Section 3.11(b)
Parent	Preamble
Parent Affiliated Shareholders	Recitals
Parent Articles	Section 4.2
Parent Balance Sheet	Section 4.9(c)
Parent Bank	Recitals
Parent Benefit Plan	Section 7.4(a)
Parent Board	Section 4.5(a)
Parent Board Approval	Section 4.5(b)
Parent Board Recommendation	Section 5.3(b)
Parent Bylaws	Section 4.2
Parent Confidential Disclosure Schedule	Article IV Preamble
Parent Fairness Opinion	Section 4.26
Parent Material Contract	Section 4.15
Parent Options	Section 7.1(b)
Parent Permits	Section 4.8(a)
Parent SEC Filings	Section 4.9(a)
Parent Shareholders’ Meeting	Section 5.2
Parent Shares	Section 2.1(a)
Parent Stock Certificates	Section 2.4(a)
Prohibited Transaction	Section 3.11(b)
Representatives	Section 6.2
Surviving Bank	Section 1.6
Surviving Corporation	Section 1.6
Termination Date	Section 11.1
Terminating Party	Section 11.2(e)
Voting Agreement	Recitals
     Section 12.5. Fees and Expenses. Subject to any provisions in Section 11.2 to the contrary, whether or not the Holding Company Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.
     Section 12.6. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     Section 12.7. Interpretation. The words “shareholder” or “shareholders” shall be deemed to include the words “stockholder” or “stockholders” and vice versa.
     Section 12.8. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic (including, without limitation, the aggregate Merger Consideration) and legal substance of the transactions contemplated hereby, taken as a whole, are not affected in any manner materially adverse to any party; provided, that for purposes of clarification, any change in the Merger Consideration shall be deemed to be “materially adverse.” Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.
     Section 12.9. Entire Agreement. This Agreement (together with the Exhibits, Schedules, Parent Confidential Disclosure Schedule and Company Confidential Disclosure Schedule and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof, and except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.
     Section 12.10. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto, in whole or in part, without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of and be enforced by the parties hereto and their respective successors and permitted assigns.
     Section 12.11. No Third Party Beneficiaries. Nothing in this Agreement, other than pursuant to Section 7.5, express or implied is intended to or shall confer upon any person other than the parties hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
     Section 12.12. Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive arms-length negotiations between the parties.
     Section 12.13. Governing Law. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the law of the State of California without regard to conflict of Law principles thereof (the “Governing Law”).
     Section 12.14. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
     Section 12.15. Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other party with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the Company Shareholders and Parent Shareholders, there may not be, without further approval of such Shareholders, any extension or waiver of this Agreement or any portion thereof which, by Law or in accordance with the rules of the Nasdaq Stock Market, requires further approval by such Shareholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by each of the parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent failure to comply with the same obligation, covenant, agreement or condition or any failure to comply with any other obligation, covenant, agreement or condition by the party whose performance was waived.
     Section 12.16. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the adoption of this Agreement by the Company Shareholders and Parent Shareholders, no amendment shall be made except as allowed under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.
     Section 12.17. Force Majeure. The parties hereto agree that, notwithstanding anything to the contrary in this Agreement, in the event this Agreement is terminated as a result of a failure of a condition, which failure is due to a natural disaster or other act of God, including, but not limited to, an earthquake or flood, or an act of war or terrorism, and provided neither party has materially failed to observe the material obligations of such party under this Agreement, neither party shall be obligated to pay to the other party to this Agreement any expenses or otherwise be liable hereunder
     Section 12.18. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which executed counterparts and any photocopies and facsimile copies thereof, shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.
[Signature page follows]

     IN WITNESS WHEREOF, Parent and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PLACER SIERRA BANCSHARES

By: /s/ Ronald W. Bachli
Name: Ronald W. Bachli
Title: Chairman and Chief Executive Officer

By: /s/ Angelee J. Harris
Name: Angelee J. Harris
Title: Secretary

SOUTHWEST COMMUNITY BANCORP

By: /s/ Frank Mercardante
Name: Frank Mercardante
Title: Chief Executive Officer

By: /s/ Paul Weil
Name: Paul Weil
Title: Secretary
SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION